Filed Pursuant to Rule 424(b)(3)

Registration No. 333-228695

PROSPECTUS

TRANS-LUX CORPORATION

2,500,000 Subscription Rights to Purchase Shares of Common Stock
at $1.00 per Share
2,500,000 Shares of Common Stock

Trans-Lux Corporation is distributing, at no charge, to holders of our common stock non-transferable subscription rights to purchase up to 2,500,000 shares of our common stock, $0.001 par value per share, at a subscription price of $1.00 per share.

You will receive one subscription right for each share of common stock owned at 5:00 p.m., Eastern Time, on January 25, 2019, the record date for the rights offering. Each subscription right will entitle you to purchase one share of our common stock at a subscription price of $1.00 per whole share, which we refer to as the basic subscription right. If you fully exercise your basic subscription right and other stockholders do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase, at the same price, the additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of common stock among persons exercising this over-subscription right. We will not issue fractional shares of common stock. If the number of subscription rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares that you may purchase will be rounded down to the nearest whole share. If all of the basic subscription rights are exercised, the total purchase price of the shares offered in the rights offering would be approximately $2.5 million. The subscription rights may not be sold, transferred or assigned.

The subscription rights will expire if they are not exercised before 5:00 p.m., Eastern Time, on February 22, 2019, the expiration date for the rights offering, unless we extend the rights offering period. We reserve the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. You should carefully consider whether to exercise your subscription rights before the expiration date. All exercises of subscription rights are irrevocable, even if the rights offering is extended by our Board of Directors. Our Board of Directors may cancel the rights offering at any time before its expiration for any reason. If the rights offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

Our Board of Directors is not making any recommendation regarding your exercise of the subscription rights. You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering.

The closing price of our common stock on January 29, 2019 was $0.45. Our common stock is quoted on the OTC Pink under the symbol “TNLX.” The subscription rights issued in the rights offering will not be listed for trading on any stock exchange or market.

The purchase of subscription rights and the exercise of subscription rights for shares of common stock involve risks. See “Risk Factors” beginning on page 12 of this prospectus as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before exercising your subscription rights. See “Incorporation by Reference” and “Available Information” on page 54 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 5th, 2019.

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that you may obtain from other sources. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any exercise of the subscription rights.

This prospectus does not offer to sell, or ask for offers to buy, any shares of our common stock in any state or jurisdiction (within or outside the United States) where it would not be lawful or where the person making the offer is not qualified to do so. We are not seeking to register this offering in any state, and instead intend to rely on applicable offering exemptions under state securities laws (in some cases subject to notice filings). We are not aware of an applicable offering exemption in the states of Arizona and California. Accordingly, persons residing in such states are not permitted to participate in this offering.

As used in this prospectus, “Trans-Lux,” the “Company,” “we,” “us,” and “our” refer to Trans-Lux Corporation and its subsidiaries.

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), this prospectus incorporates important business information about the Company that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Incorporation by Reference” and “Available Information” in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement that is not a statement of historical fact should be considered a forward-looking statement. We often use words or phrases of expectation or uncertainty like “believe,” “anticipate,” “plan,” “expect,” “intent,” “project,” “future,” “may,” “will,” “could,” “would” and similar words to help identify forward-looking statements. Examples of forward-looking statements include statements regarding our future financial results, operating results, business strategies, projected costs, product development or future sales, competitive positions and plans and objectives of management for future operations.

We have based these forward-looking statements on our current expectations and projections about future events. However, they are subject to various risks and uncertainties, many of which are outside our control, including the circumstances described in the section entitled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2017. Accordingly, our actual results or financial condition could differ materially and adversely from those discussed in, or implied by, these forward-looking statements. We caution you not to place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date on which it is made, and, except to the extent required by federal securities laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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PROSPECTUS SUMMARY

This summary highlights specific information included elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the subscription rights or common stock, and it is qualified in its entirety by the more detailed information included in this prospectus. To understand the rights offering fully, you should carefully read this entire prospectus, including the risks discussed under the “Risk Factors” section, our financial statements and related notes and the other information incorporated by reference herein as described under “Incorporation by Reference.”

The Company

Trans-Lux is a leading supplier of LED technology for displays and lighting applications. The essential elements of these systems are the real-time, programmable digital displays and lighting fixtures that we design, manufacture, distribute and service. Designed to meet the digital signage solutions for any size venue’s indoor and outdoor needs, these displays are used primarily in applications for the financial, banking, gaming, corporate, advertising, transportation, entertainment and sports markets. The Company’s LED lighting fixtures offer energy-saving lighting solutions that feature a comprehensive offering of the latest LED lighting technologies that provide facilities and public infrastructure with “green” lighting solutions that emit less heat, save energy and enable creative designs. Our principal executive offices are located at 135 East 57th Street, 14th Floor, New York, New York 10022, where our telephone number is (800) 243-5544.

Subscription Rights Offering

We are distributing, at no charge, to holders of our common stock non-transferable subscription rights to purchase up to 2,500,000 shares of our common stock. You will receive one subscription right, exercisable for the purchase of one share of common stock, for each share of common stock you owned on the record date.

Subscription Price	$1.00 per whole share of common stock, payable in cash. To be effective, any payment for the exercise of a right must clear before the expiration of the rights offering.
Basic Subscription Right

Each subscription right will entitle you to purchase one share of our common stock at a subscription price of $1.00 per share, which we refer to as the basic subscription right. See “The Rights Offering — The Subscription Rights — Basic Subscription Right” on page 25 for more information.

Over-Subscription Right

If you fully exercise your basic subscription right and other stockholders do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to availability. If the number of unsubscribed shares is not sufficient to satisfy all of the properly exercised over-subscription rights requests, the available shares will be prorated among those who properly exercised over-subscription rights in proportion to their respective basic subscription rights. See “The Rights Offering — The Subscription Rights — Over-Subscription Right” on page 25 for more information.

Record Date	5:00 p.m., Eastern Time, on January 25, 2019.
Expiration Date

5:00 p.m., Eastern Time, on February 22, 2019. We reserve the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so.

Use of Proceeds

We intend to use the net proceeds from the rights offering for repayment of certain debt, pension plan contributions and for general corporate purposes. See “Use of Proceeds” on page 24 for more information.

Non-Transferability of Subscription Rights

The subscription rights issued in the rights offering are non-transferable and may not be sold, transferred or assigned and will not be listed for trading on any stock exchange or market. See “The Rights Offering — Non-Transferability of Subscription Rights” on page 31 for more information.

No Board Recommendation

Our Board of Directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” on page 12 for a discussion of some of the risks involved in investing in our common stock.

No Revocation

All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our Board of Directors. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock at a subscription price of $1.00 per share.

U.S. Federal Income Tax Considerations

For U.S. federal income tax purposes, you will not recognize income or loss in connection with the receipt or exercise of subscription rights unless the rights offering is part of a “disproportionate distribution” within the meaning of applicable tax law, in which case you may recognize taxable income upon receipt of the subscription rights. We believe that the rights offering will not be part of a disproportionate distribution. The disproportionate distribution rules are complicated, however, and their application is uncertain. This position is not binding on the Internal Revenue Service, or the courts and accordingly, it is possible that the Internal Revenue Service could challenge this position. You may be required to allocate a portion of your tax basis in your common stock to the subscription rights we distribute to you in the offering, depending on the value of the subscription rights. For further information, please see “Material U.S. Federal Income Tax Consequences” beginning on page 49 . You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and the disposition or exercise of subscription rights and the receipt, ownership and disposition of common stock.

Extension, Cancellation and Amendment

 We reserve the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in the rights offering. Our Board of Directors may cancel the rights offering at any time before its expiration for any reason, including due to the failure of our company to complete the stockholder approval process with respect to the amendment of our certificate of incorporation to increase the number of authorized shares of common stock and preferred stock for issuance by us and the amendment of the terms of our Series B Convertible Preferred Stock to reduce its conversion price (the “Amendments”). We received stockholder approval of the Amendments by the written consent of a majority of our stockholders and the Amendments both were effective as of January 29, 2019, which is more than 20 days after the distribution of an information statement to the non-consenting stockholders in accordance with Schedule 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If the rights offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable. Our Board of Directors also reserves the right to amend the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments may include a change in the subscription price, although no such change is presently contemplated. If we should make any fundamental change to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. See “The Rights Offering — Expiration Date, Extension, and Amendments” on page 31 for more information.

Procedures for Exercising Rights

To exercise your subscription rights, you must complete the rights certificate and deliver it to the Subscription Agent, together with full payment for all the subscription rights you elect to exercise under the basic subscription right and over-subscription right. See “The Rights Offering” beginning on page 25 for detailed information on the procedure and requirements for exercising your subscription rights. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested. If you cannot deliver your rights certificate to the Subscription Agent before the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures” on page 30.

No Minimum Subscription Requirement	There is no minimum subscription requirement. We will consummate the rights offering regardless of the amount raised from the exercise of basic and over-subscription rights by the expiration date.
Subscription Agent	Continental Stock Transfer & Trust Company
Information Agent	Morrow Sodali LLC
Shares Outstanding Before the Rights Offering(1)	3,624,973 shares of our common stock were outstanding on the record date.
Shares Outstanding After Completion of the Rights Offering(1)	Assuming that all shares of common stock offered hereby are issued, we expect 6,124,973 shares of our common stock will be outstanding immediately after completion of the rights offering.
Fees and Expenses	We will pay the fees and expenses we incur related to the rights offering.
OTC Pink Trading Symbol of our Common Stock	Our common stock is quoted on OTC Pink under the symbol “TNLX.”
Questions

If you have any questions about the rights offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact the Information Agent, Morrow Sodali LLC, by email at TNLX@morrowsodali.com or by telephone at (800) 662-5200. Banks and brokerage firms also may contact Morrow Sodali LLC at (203) 658-9400.

Risk Factors

Before you purchase subscription rights or invest in the rights offering, you should be aware that there are risks associated with these transactions, including the risks described in the section entitled “Risk Factors” beginning on page 12 of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2017. You should carefully read and consider these risk factors together with all of the other information included in or incorporated by reference into this prospectus before you decide to purchase subscription rights or to exercise your subscription rights to purchase shares of common stock.

(1)

The number of shares of our common stock outstanding immediately before and immediately after this offering excludes:

a.

800 shares of common stock reserved for issuance under our Non-Employee Director Stock Option Plan;

b.

5,670,103 shares of common stock underlying a warrant to purchase shares of our common stock issued in a recent private placement transaction (see “Information About Trans-Lux—Recent Transaction” below), which is subject to mandatory exercise at an exercise price per share of $0.97 per share if we receive gross proceeds of at least $2,500,000 upon the consummation of this rights offering and at least 90% of our Series B Convertible Preferred Stock is converted into common stock;

c.

260,000 shares of common stock underlying other outstanding warrants to purchase shares of our common stock, but which were not issued in connection with the Private Placement; and

d.

1,651,200 shares of common stock underlying 16,512 shares of our Series B Convertible Preferred Stock. Upon the effectiveness of the Amendments, the conversion price of the Series B Convertible Preferred Stock was reduced from $10.00 to $2.00, which resulted in the number of shares of common stock underlying our Series B Convertible Preferred Stock to increase from 330,240 shares to 1,651,200 shares.

Information Agent

509 Madison Avenue

Suite 1608

New York, NY 10022

Stockholders Call Toll Free: (800) 662-5200

Brokers call (203) 658-9400

E-mail: TNLX@morrowsodali.com

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the shares of our common stock offered hereby and our business. We urge you to read this entire prospectus, our financial statements and related notes and the other information incorporated by reference herein as described under “Incorporation by Reference.”

What is the rights offering?

We are distributing to holders of our common stock, at no charge, non-transferable subscription rights to purchase shares of our common stock. We have granted to you, as a stockholder on the record date, one subscription right for each share of our common stock you owned at that time. If you hold your shares in the name of a broker, bank or other nominee who uses the services of the Depository Trust Company (“DTC”), DTC will issue one subscription right to the nominee for each share of our common stock you own at the record date. The subscription rights will be evidenced by rights certificates. Each subscription right will entitle the holder to a basic subscription right and an over-subscription right.

Why are we conducting the rights offering?

We are conducting the rights offering to raise capital for repayment of debt, pension plan contributions and for general corporate purposes. See “Use of Proceeds.”

How was the subscription price determined?

In determining the subscription price for exercising the rights, our Board of Directors (our “Board”) considered a number of factors, including the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices of our common stock and our need for liquidity and capital. In addition, we believe $1.00 to be an appropriate subscription price to maximize proceeds we may receive from the exercise of the rights offered hereby and the exercise of a warrant issued in a recent private placement transaction (see “Information About Trans-Lux—Recent Transaction” below), which warrant requires that its exercise price be reduced to the same price as the exercise price of the rights issued in this rights offering if the subscription price is less than $1.00 per share. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value.

What is the basic subscription right?

The basic subscription right gives our stockholders the opportunity to purchase one share of our common stock at a subscription price of $1.00 per whole share. You may exercise all or a portion of your basic subscription rights, or you may choose not to exercise any subscription rights. We will not issue fractional shares of common stock. See “The Rights Offering — The Subscription Rights — Basic Subscription Right.”

If sufficient shares of common stock are available, we will seek to honor your basic subscription request in full. In the event that holders exercise subscription rights for in excess of 2,500,000 shares of common stock (not including the over- subscription right), the amount subscribed for by each stockholder will be proportionally reduced, based on the amount subscribed for by each stockholder (not including any over-subscription right). See “The Rights Offering — Limitation on the Purchase of Shares of Common Stock” for a description of certain limitations on purchase.

What is the over-subscription right?

If you fully exercise your basic subscription right and other stockholders do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to availability. To the extent the number of unsubscribed shares is not sufficient to satisfy all of the properly exercised over-subscription rights requests, the available shares will be prorated among those who properly exercised over-subscription rights in proportion to their respective basic subscription rights.

In order to properly exercise your over-subscription right, you must deliver the subscription payment for exercise of your over-subscription right before the expiration of the rights offering. Because we will not know the total number of unsubscribed shares before the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of common stock available, assuming that no stockholder other than you has purchased any shares of our common stock pursuant to their basic subscription right and over-subscription right. See “The Rights Offering — The Subscription Rights — Over-Subscription Right.”

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your subscription rights in full, your percentage ownership of our common stock may decrease and your voting and other rights may be diluted. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to participate in the over-subscription right.

May I transfer my subscription rights?

No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be listed for trading on any stock exchange or market. Rights certificates may only be completed by the stockholder who receives them.

How soon must I act to exercise my subscription rights?

The subscription rights may be exercised at any time beginning on the date of this prospectus and before the expiration of the rights offering, which is on February 22, 2019, at 5:00 p.m., Eastern Time. See “The Rights Offering” for detailed information on the procedure and requirements for exercising your subscription rights. If you elect to exercise any rights, the Subscription Agent must actually receive all required documents from you, and your payment must have cleared, before that time. Although we reserve the option of extending the expiration of the rights offering for a period not to exceed 30 days, we currently do not intend to do so.

How do I exercise my subscription rights? What forms and payment are required to purchase the shares of our common stock?

If you wish to participate in the rights offering, please deliver payment to the Subscription Agent using one of the methods outlined under “The Rights Offering — Method of Exercising Subscription Rights” and “— Form of Payment” in this prospectus, which payment must have cleared, before 5:00 p.m., Eastern Time, on February 22, 2019; and deliver a properly completed rights certificate to the Subscription Agent before 5:00 p.m., Eastern Time, on February 22, 2019.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our Board. However, if we amend the rights offering to make a material change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock at a subscription price of $1.00 per share.

What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, bank or other nominee?

If you hold your shares of our common stock in the name of a broker, bank or other nominee, your broker, bank or other nominee is the “record holder” of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of our common stock you wish to purchase.

If you wish to participate in the rights offering and purchase shares of our common stock, contact the record holder of your shares promptly. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.

What will happen if I do not exercise my subscription rights?

If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to exercise your subscription rights, your percentage ownership of our common stock will decrease and your voting and other rights will be diluted. Any sales in the public market of our common stock issuable upon exercise of the subscription rights by other stockholders could adversely affect prevailing market prices of the outstanding shares of our common stock.

Are there risks in exercising my subscription rights?

Yes. Exercising your subscription rights involves the purchase of shares of our common stock and should be considered as carefully as you would consider any other equity investment. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that anyone purchasing common stock at the subscription price will be able to sell those shares in the future at the same price or a higher price. Among other things, you should carefully consider the risks described under the headings “Risk Factors” in this prospectus and the documents incorporated by reference herein.

When and how will I receive my shares of common stock?

Shares of common stock purchased in the rights offering will be issued only in book-entry form (i.e., no physical stock certificates will be issued). If you are the holder of record of our common stock (whether you hold share certificates or your shares are maintained in book-entry form by our transfer agent), you will receive a statement of ownership reflecting the shares of common stock purchased in the offering in the Direct Registration System (“DRS”) as soon as practicable after the expiration of the rights offering. If your shares of common stock are registered in “street name,” that is, in the name of a broker, bank or other nominee, your shares of common stock will be issued to the same account, and you may request a statement of ownership from the nominee following the expiration of the rights offering.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The Subscription Agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable. If you own shares in “street name,” the Subscription Agent will return payments to the record holder of the shares.

How do I exercise my subscription rights if I live outside the United States?

We will not mail this prospectus or the rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The Subscription Agent will hold the rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the Subscription Agent and timely follow the procedures described in “The Rights Offering — Foreign Stockholders.”

What fees or charges apply to me if I exercise rights?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising subscription rights?

For U.S. federal income tax purposes, you will not recognize income or loss in connection with the receipt or exercise of subscription rights unless the rights offering is part of a “disproportionate distribution” within the meaning of applicable tax rules (in which case you may recognize taxable income upon receipt of the subscription rights). We believe that the rights offering will not be part of a disproportionate distribution but certain aspects of that determination are unclear. This position is not binding on the Internal Revenue Service (the “IRS”) or the courts, however. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of common stock. For further information, please see “Material United States Federal Income Tax Consequences.”

Are we requiring a minimum subscription to complete the rights offering?

No.

Are there any conditions to completing the rights offering?

No.

Will our directors and officers participate in the rights offering?

All holders of our common stock as of the record date for the rights offering will receive, at no charge, non-transferable subscription rights to purchase shares of our common stock as described in this prospectus. To the extent that our directors and officers held shares of our common stock as of the record date, they will receive the subscription rights and, while they are under no obligation to do so, will be entitled to participate in the rights offering. Our directors and officers have not indicated to us whether they will purchase shares of common stock in the offering.

Has the Board made a recommendation to our stockholders regarding the rights offering?

No. Our Board does not make any recommendation to stockholders regarding the exercise of rights under the rights offering. You should make an independent investment decision about whether or not to exercise your rights.

How much money will the Company receive from the rights offering?

Assuming all the shares of common stock offered are sold, the gross proceeds from the rights offering will be approximately $2.5 million.

Can the Board extend, cancel or amend the rights offering?

Yes. We reserve the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in the rights offering. If we elect to extend the rights offering for a period of more than 30 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced.

Our Board of Directors may cancel the rights offering at any time before its expiration for any reason, including due to the failure of our company to complete the stockholder approval process with respect to the Amendments. We received stockholder approval of the Amendments by the written consent of a majority of our stockholders and the Amendments both were effective as of January 29, 2019, which is more than 20 days after the distribution of an information statement to the non-consenting stockholders in accordance with Schedule 14C of the Exchange Act. If the rights offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

Although we do not presently intend to do so, we reserve the right to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated. If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel their subscriptions, issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes and the new expiration date.

Will there be a trading market for the subscription rights?

No. The subscription rights are not transferable and will not be listed for trading on any stock exchange or market.

Will I receive dividends on my shares of common stock?

The Board did not declare any cash dividends on common stock during 2017 or 2018 and we do not anticipate paying any cash dividends on our common stock for the foreseeable future. In addition, the terms of our senior secured credit agreement restrict the payment of dividends on our common stock.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the Information Agent Morrow Sodali LLC, by email at TNLX@morrowsodali.com or by telephone at (800) 662-5200. Banks and brokerage firms also may contact Morrow Sodali LLC at (203) 658-9400.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained or incorporated by reference into this prospectus, including the other risks and information contained in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 and any risks described in our other filings with the SEC before making a decision to invest in the common stock.

The risks described below and in the documents referred to in the preceding sentence are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to the Rights Offering

The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock.

In determining the subscription price, our Board considered a number of factors, including the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices of our common stock and our need for liquidity and capital. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value.

We may cancel the rights offering at any time before its expiration, and neither we nor the Subscription Agent will have any obligation to you except to return your subscription payments.

We may, in our sole discretion, decide to cancel the rights offering before its expiration for any reason, including due to the failure of our company to complete the stockholder approval process with respect to the Amendments. We received stockholder approval of the Amendments by the written consent of a majority of our stockholders and the Amendments both were effective as of January 29, 2019, which is more than 20 days after the distribution of an information statement to the non-consenting stockholders in accordance with Schedule 14C of the Exchange Act. If the rights offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all payments received by the Subscription Agent for the exercise of subscriptions will be returned, without interest, as soon as practicable. Neither we nor the Subscription Agent will have any further obligation to you in that case, including but not limited to any obligation to reimburse you for any amount you have paid to purchase subscription rights that are no longer exercisable.

The subscription rights are non-transferable and thus there will be no market for them.

You may not sell, transfer or assign your subscription rights to anyone else. We do not intend to list the subscription rights on any securities exchange or any other trading market. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with them.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

Stockholders that wish to purchase shares of common stock in the rights offering must act promptly to ensure that all required forms and payments are actually received by the Subscription Agent before the expiration of the rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, bank or other nominee acts for you and that all required forms and payments are actually received by the Subscription Agent before the expiration of the rights offering. We are not responsible if your broker, bank or other nominee fails to ensure that all required forms and payments are actually received by the Subscription Agent before the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering before the expiration of the rights offering, the Subscription Agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our Subscription Agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If the rights offering is consummated, your relative ownership interest may experience significant dilution.

To the extent that you do not exercise your subscription rights, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the rights will be diluted.

The tax treatment of the rights offering is somewhat uncertain and it may be treated as a taxable event to our stockholders.

If the rights offering is deemed to be part of a “disproportionate distribution” under section 305 of the Internal Revenue Code, our stockholders may recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering depending on our current and accumulated earnings and profits and our stockholders’ tax basis in our common stock. A “disproportionate distribution” is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a company’s assets or earnings and profits. The disproportionate distribution rules are complicated and their application is uncertain. Please see “Material U.S. Federal Income Tax Consequences” for further information.

The rights offering could impair or limit our net operating loss carryforwards.

As of December 31, 2017, we had net operating loss carryforwards (“NOLs”) of approximately $16.5 million for U.S. federal income tax purposes. Under the Internal Revenue Code of 1986, as amended (the “Code”), an “ownership change” with respect to a corporation could limit the amount of pre-ownership change NOLs and certain other tax assets that the corporation may utilize after the ownership change to offset future taxable income, possibly reducing the amount of cash available to the corporation to satisfy its obligations. An ownership change generally should occur if the aggregate stock ownership of beneficial owners of at least 5% of our stock increases by more than 50 percentage points over the preceding three-year period. The transaction described under “Information About Trans-Lux – Recent Transaction”, could result in a shift in our beneficial ownership that could trigger an ownership change. In addition, because not all stockholders may exercise their basic subscription rights in full, the purchase of shares of our common stock could result in a shift in this beneficial ownership that could trigger an ownership change with respect to our stock. Please see “Material United States Federal Income Tax Consequences” for further information.

We may amend or modify the terms of the rights offering at any time before the expiration of the rights offering in our sole discretion.

Our Board reserves the right to amend the terms of the rights offering in its sole discretion. Although we do not presently intend to do so, we may choose to amend the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Any such amendment that is not fundamental enough for us to have to return your subscription payment may nonetheless affect your rights, including any anticipated return on your investment, adversely.

The market price of our common stock is volatile and may decline before or after the subscription rights expire.

Our common stock is not widely held and the volume of trading has been relatively low and sporadic. Accordingly, our common stock is subject to increased price volatility and reduced liquidity. There can be no assurance that a more active trading market for our common stock will develop or be sustained if it does develop. The market price of our common stock has been and may continue to be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, the factors described in “Cautionary Note Regarding Forward-Looking Statements” in this prospectus, those contained in the section entitled “Risk Factors” in this prospectus and our Annual Report on Form 10-K for the year ended December 31, 2017, the general state of the securities markets and the market for similar stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, and governmental legislation or regulation, as well as general economic and market conditions. We cannot assure you that the market price of our common stock will not decline after you elect to exercise your subscription rights.

Because our management will have broad discretion over the use of the proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

We are conducting the rights offering to raise capital for repayment of debt, pension plan contributions and for general corporate purposes. We will retain broad discretion of the use of such proceeds. You will be relying on the judgment of our management with regard to the use of such proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the Company.

Sales, or the availability for sale, of substantial amounts of our common stock could adversely affect the value of our common stock.

No prediction can be made as to the effect, if any, that future sales of our common stock, or the availability of our common stock for future sales, will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market and the availability of shares for future sale could adversely affect the prevailing market price of our common stock. This in turn could impair our future ability to raise capital through an offering of our equity securities.

The rights offering may cause the price of our common stock to decrease.

The subscription price, together with the number of shares of common stock we propose to issue and ultimately will issue if the rights offering is completed, may result in an immediate decrease in the market value of our common stock. This decrease may continue after the completion of the rights offering. If a substantial number of subscription rights are exercised, and if the holders of the common stock received upon such exercise choose to sell some or all of those shares of common stock, the resulting sales could depress the market price of our common stock. There is no assurance that, following the rights offering, you will be able to sell your common stock at a price equal to or greater than the subscription price.

We may not be permitted to make payment of dividends on the common stock.

Under Delaware law, we may only pay dividends or make distributions to our stockholders from our surplus (as determined in accordance with Delaware General Corporation Law) or our net profits for the current fiscal year or the fiscal year before which the dividend or distribution is declared under certain circumstances. The Board did not declare any cash dividends on common stock during 2017 and 2018 and we do not anticipate paying any cash dividends on our common stock for the foreseeable future. In addition, the terms of our senior secured credit agreement restrict the payment of dividends on our common stock. Therefore, our ability to pay dividends and make any other distributions in the future will depend upon our financial results, liquidity and financial condition.

Risks Relating to our Business and Securities

There is substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm issued an opinion on our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 that states that the Consolidated Financial Statements were prepared assuming we will continue as a going concern and further states that the Company has suffered recurring losses from operations and has a significant working capital deficiency that raise substantial doubt about its ability to continue as a going concern.  Since the filing of our Annual Report on Form 10-K for the year ended December 31, 2017, we continue to lack adequate liquidity, including access to the debt and equity capital markets, to operate our business over the next 12 months from the date of this prospectus. We had a working capital deficiency of $9.2 million as of September 30, 2018. As a result, our short-term business focus continues to be to preserve our liquidity position. While we received gross proceeds of $1.5 million from the sale of 1,315,789 shares of common stock as described below under “Information About Trans-Lux—Recent Transaction”, unless we are successful in obtaining additional liquidity, we believe that we will not have sufficient cash and liquid assets to fund normal operations and, as such, there is substantial doubt about the Company’s ability to continue as a going concern for the next 12 months from the date of this prospectus. In addition, our obligations under our pension plan exceeded plan assets by $4.1 million at September 30, 2018, including $817,000 of minimum required contributions due over the next 12 months. We are in default on our 8¼% Limited convertible senior subordinated notes due 2012 (the “Notes”) and 9½% Subordinated debentures due 2012 (the “Debentures”), which have remaining principal balances of $387,000 and $220,000, respectively. Also, as of September 30, 2018, we were not in compliance with the fixed charge coverage ratio covenant related to our credit agreement with CNH Finance Fund I, L.P. (“CNH”). We and CNH agreed to a forbearance with respect to the default caused by our non-compliance with the fixed charge coverage ratio covenant as of September 30, 2018 under such credit agreement. The amounts due to CNH mature within the next 12 months. As a result, if we are unable to (i) obtain additional liquidity for working capital, (ii) make the minimum required contributions to the defined benefit pension plan, (iii) make the required principal and interest payments on the Notes and the Debentures and/or (iv) attain and maintain compliance with all debt covenants, there would be a significant adverse impact on our financial position and operating results.

We have experienced operating losses for the past several years, and there can be no assurance that we will be able to increase our revenue sufficiently to generate the cash required to fund our current operations.

We have incurred operating losses for the past several years. During the years ended December 31, 2017 and 2016, we incurred losses from continuing operations of $2.8 million and $0.6 million, respectively. During the nine months ended September 30, 2018 and 2017, we incurred losses from continuing operations of $4.0 million and $2.6 million, respectively. We are dependent upon future operating performance to generate sufficient cash flows in order to continue to run our businesses. Future operating performance is dependent on general economic conditions, as well as financial, competitive and other factors beyond our control. We have experienced a decline in our lease and maintenance bases for the past several years. There can be no assurance that we will be able to increase our revenue sufficiently to generate the cash required to fund our current operations.

Non-payment of principal and interest on outstanding notes and debentures has resulted in events of default and may continue to negatively affect our balance sheet.

As of September 30, 2018, we had outstanding $387,000 of Notes, which are no longer convertible into common shares and which matured as of March 1, 2012; interest was payable semi-annually. Such Notes were not exchanged into cash and our common stock as part of an exchange offer in 2011. Based on the payment schedule prior to the offer to exchange, we had not remitted the March 1, 2010 and 2011 and September 1, 2010 and 2011 semi-annual interest payments of $418,000 each and the March 1, 2012 semi-annual interest and principal payment of $1.4 million to the trustee. The non-payments constituted an event of default under the indenture governing the Notes. The trustee, by notice to the Company, or the holders of 25% of the principal amount of the Notes outstanding, by notice to the Company and the trustee, may declare the outstanding principal plus interest due and payable immediately. The Notes are subordinate to the Company’s senior secured indebtedness to CNH pursuant to a credit and security agreement, as subsequently amended on various dates, the latest being on March 14, 2018 (collectively, the “Credit Agreement”) with CNH. The Credit Agreement contains financial and other covenant requirements, including, but not limited to, financial covenants that require the Borrowers to maintain a fixed charge coverage ratio and a loan turnover rate. In connection with the Forbearance Agreement to Credit and Security Agreements dated as of November 7, 2018, CNH waived the Company’s anticipated non-compliance with these financial covenants through February 28, 2019. At September 30, 2018, the total amount outstanding under the Notes is reflected under current portion of long-term debt in our consolidated balance sheet.

As of September 30, 2018, we had $220,000 of Debentures, which matured on December 1, 2012; interest was payable semi-annually. Such Debentures were not exchanged into cash as part of an exchange offer in 2011. Based on the payment schedule prior to the offer to exchange, we had not remitted the December 1, 2009, 2010 and 2011 sinking fund payments of $106,000 each, the June 1, 2010, 2011 and 2012 and the December 1, 2010 and 2011 semi-annual interest payments of $50,000 each and the December 1, 2012 semi-annual interest and principal payment of $790,000 to the trustee. The non-payments constituted an event of default under the indenture governing the Debentures. The trustee, by notice to the Company, or the holders of 25% of the principal amount of the Debentures outstanding, by notice to the Company and the trustee, may declare the outstanding principal plus interest due and payable immediately. The Debentures are subordinate to the Company’s senior secured indebtedness to CNH pursuant to the Credit Agreement. The Credit Agreement contains financial and other covenant requirements, including, but not limited to, financial covenants that require the Borrowers to maintain a fixed charge coverage ratio and a loan turnover rate. In connection with the Forbearance Agreement to Credit and Security Agreement dated as of November 7, 2018, CNH waived the Company’s anticipated non-compliance with these financial covenants through February 28, 2019. At September 30, 2018, the total amount outstanding under the Debentures is reflected under Current portion of long-term debt in our consolidated balance sheet.

We have received waivers, subject to certain conditions, of the 2009, 2010 and 2012 minimum funding standards for our defined benefit pension plan, which, if we fail to fulfill the required conditions for, may result in the termination of the plan or require us to make the unpaid contributions.

In March 2010, 2011 and 2013, the Company submitted to the IRS requests for waivers of the 2009, 2010 and 2012 minimum funding standards for its defined benefit pension plan. As of December 31, 2017, the Company has fully repaid the amounts deferred for each of these waivers. In 2017, we made $298,000 of the $444,000 of minimum required contributions to the plan. Our obligations under our pension plan exceeded plan assets by $4.1 million at September 30, 2018, including $817,000 of minimum required contributions due over the next 12 months. Subsequent to September 30, 2018, the Company contributed $421,000 to the pension plan (including the balance of $146,000 remaining to be paid toward our 2017 contribution obligations), leaving $171,000 that still remains to be paid to the plan for our 2018 fiscal year . There is no assurance that we will be able to make any or all of the 2018 payments or other future remaining payments owed under the pension plan.

We have significant debt, which could impair our financial condition.

As of September 30, 2018, we had outstanding debt of approximately $4.8 million (including $650,000 of a forgivable loan), $3.1 million of which was reflected under current portion of long-term debt in our consolidated balance sheet. Such amount includes an aggregate of $607,000 of Notes and Debentures for which we are in default. Our ability to satisfy our obligations will be dependent upon our future performance, which is subject to prevailing economic conditions and financial, business and other factors, including factors beyond our control. There can be no assurance that our operating cash flows will be sufficient to meet our long-term debt service requirements or that we will be able to refinance indebtedness at maturity.

Our indebtedness could adversely affect our financial health.

Our indebtedness could have important consequences to you. For example, it could: increase our vulnerability to general adverse economic and industry conditions; restrict us from making strategic acquisitions or cause us to make non-strategic divestitures; require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes; make it more difficult for us to satisfy our obligations to our creditors, resulting in possible defaults on and acceleration of such indebtedness; limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; place us at a competitive disadvantage compared to our competitors that have less debt; and limit our ability to borrow additional funds or increase our cost of borrowing.

In addition, the terms of the Credit Agreement with CNH contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our obligations under the Credit Agreement with CNH as well as our other outstanding indebtedness. The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects.

Competitors may possess superior resources and deliver more marketable products, which would adversely affect our operating margins.

Our digital displays compete with a number of competitors, both larger and smaller than us, and with products based on different forms of technology. In addition, there are several competitors whose current products utilize similar technology and who possess the resources to develop competitive and more sophisticated products in the future. Our success is, to some extent, dependent upon our ability to anticipate technological changes in the industry and to successfully identify, obtain, develop and market new products that satisfy evolving industry requirements. There can be no assurance that competitors will not market new products which may have perceived advantages over our products or which, because of pricing strategies, render the products currently sold by the Company less marketable or would otherwise adversely affect our operating margins.

Our success is dependent upon our ability to obtain the renewal of existing leases or enter into new leases as our current leases expire, which may not be feasible. The inability to renew or replace our leases would negatively affect our operations.

We derive a substantial percentage of our revenues from the leasing of our digital displays, generally pursuant to leases that have an average term of one to five years. Consequently, our future success is, at a minimum, dependent on our ability to obtain the renewal of existing leases or to enter into new leases as existing leases expire. We also derive a significant percentage of our revenues from maintenance agreements relating to our digital display products. The average term of such agreements is generally one to five years. A portion of the maintenance agreements are cancelable upon 30 days notice. There can be no assurance that we will be successful in obtaining the renewal of existing leases or maintenance agreements, obtaining replacement leases or realizing the value of assets currently under leases that are not renewed.

We are dependent on our President and Chief Executive Officer and other key personnel.

We believe that our President and Chief Executive Officer, Alberto Shaio, plays a significant role in our success and the loss of his services could have an adverse effect on the Company. There can be no assurance that we would be able to find a suitable replacement for Mr. Shaio. We have an employment agreement with Mr. Shaio that expires on October 1, 2020. The Company believes that in addition to Mr. Shaio, there is a core group of executives that also plays a significant role in the success of the Company.

Our international operations subject us to potential fluctuations in exchange rates between the U.S. Dollar and foreign currencies, as well as international legal requirements, which could impact our profitability.

Our financial condition, operating results and future growth could be significantly impacted by risks associated with our international activities, including specifically changes in the value of the U.S. dollar relative to foreign currencies and international tax rules. Because a significant portion of the Company’s business is done in Canada, fluctuations in the exchange rate between the U.S. dollar and the Canadian dollar could seriously impact our manufacturing and other costs, as well as overall profitability. The risks to our business related to fluctuations in currency exchange rates is further magnified by the current volatility in the currency markets that are characteristic of financial markets, and currency markets in particular.

Compliance with U.S. and foreign laws and regulations that apply to our international operations, including import and export requirements, anti-corruption laws, including the Foreign Corrupt Practices Act, tax laws (including U.S. taxes on foreign subsidiaries), foreign exchange controls, anti-money laundering and cash repatriation restrictions, data privacy requirements, labor laws and anti-competition regulations, increases the costs of doing business in foreign jurisdictions, and may subject us to additional costs which may arise in the future as a result of changes in these laws and regulations or in their interpretation. We have not implemented formal policies and procedures designed to ensure compliance with all of these laws and regulations. Any such violations could individually or in the aggregate materially adversely affect our reputation, financial condition or operating results.

Our reliance upon third party manufacturers in China could subject us to political and legal risks beyond our control.

Many components of our products are produced in China by third-party manufacturers. Our reliance on third-party Chinese manufacturers exposes us to risks that are not in our control, such as unanticipated cost increases or negative fluctuations in currency, which could negatively impact our results of operations and working capital. Any termination of or significant disruption in our relationship with our Chinese suppliers may prevent us from filling customer orders in a timely manner. Given the state of the Chinese political system, we cannot guaranty that our agreements with our Chinese suppliers will remain enforceable pursuant to Chinese law. Furthermore, we cannot guaranty that all rights to payment or performance under our agreements with our Chinese manufacturing partners will be enforceable, and that all debts owing to us, whether in the form of cash or product, will be collectable. While we do not envision any adverse change to our international operations or suppliers, especially given the gradual move towards global integration by the Chinese government and financial markets, adverse changes to these operations as a result of political, governmental, regulatory, economic, exchange rate, labor, logistical or other factors could have a material adverse effect on our future operating results.

Tariffs or a global trade war could increase the cost of our products, which could adversely impact the competitiveness of our products and our financial results.

Recently, the Trump administration imposed 25% tariffs on a variety of imports from China and subsequently implemented tariffs on additional goods imported from China. Components of the products that we sell in the United States are manufactured in China. If the Trump administration continues the recent China tariffs, or if additional tariffs or trade restrictions are implemented by the United States or other countries in connection with a global trade war, the cost of our products manufactured in China, or other countries, and imported into the United States or other countries could increase, which in turn could adversely affect the demand for these products and have a material adverse effect on our business and results of operations.

Suppliers may be unable or unwilling to furnish us with required components, which may delay or reduce our product shipments and negatively affect our business.

We design certain of our products to match components furnished by suppliers. If such suppliers were unable or unwilling to provide us with those components, we would have to contract with other suppliers to obtain replacement sources. In particular, we purchase most of the LEDs and LED module blocks used in our digital displays and lighting from three main suppliers. We do not have long-term supply contracts with these suppliers. A change in suppliers of either LED module blocks or certain other components may result in engineering design changes, as well as delays in obtaining such replacement components. We believe that there are presently other qualified vendors of these components. Our inability to obtain sufficient quantities of certain components as required, or to develop alternative sources at acceptable prices and within a reasonable time, could result in delays or reductions in product shipments that could have a materially adverse effect on our business and results of operations.

Cyber-attacks and breaches could cause operational disruptions, fraud or theft of sensitive information.

Aspects of our operations are reliant upon internet-based activities, such as ordering supplies and back-office functions such as accounting and transaction processing, making and accepting payments, processing payroll and other administrative functions. Although we have taken measures to protect our technology systems and infrastructure, including employee education programs regarding cybersecurity, a breach of the security surrounding these functions could result in operational disruptions, theft or fraud, or exposure of sensitive information to unauthorized parties. Any such breach or disruption could allow the misuse of our information systems, resulting in litigation and potential liability for us, the loss of existing or potential customers, damage to our reputation and diminished brand value, additional costs related to operational inefficiencies, or damages, claims or fines and could have a material adverse effect on our financial condition.

Our network and our deployed security controls could also be penetrated by a skilled computer hacker or intruder. Further, a hacker or intruder could compromise the confidentiality and integrity of our protected information, including personally identifiable information; deploy malicious software or code like computer viruses, worms or Trojan horses, etc. may exploit any security vulnerabilities, known or unknown, of our information system; cause disruption in the availability of our information and services; and attack our information system through various other mediums.

We also procure software or hardware products from third party vendors that provide, manage and monitor our services. Such products may contain known or unfamiliar manufacturing, design or other defects which may allow a security breach or cyber-attack, if exploited by a computer hacker or intruder, or may be capable of disrupting performance of our services and prevent us from providing services to our customers.

In addition, we manage, store, process, transmit and have access to significant amounts of data and information that may include our proprietary and confidential information and that of our customers. This data may include personal information, sensitive personal information, personally identifiable information or other critical data and information, of our employees, contractors, officials, directors, end customers of our clients or others, by which any individual may be identified or likely to be identified. If our compliance with applicable regulatory standards for data security and privacy systems and procedures is inadequate, we may be subject to regulatory penalties and litigation, resulting in potential liability for us and an adverse impact on our business.

We are still susceptible to data security or privacy breaches, including accidental or deliberate loss and unauthorized disclosure or dissemination of such data or information. Any breach of such data or information may lead to identity theft, impersonation, deception, fraud, misappropriation or other offenses in which such information may be used to cause harm to our business and have a material adverse effect on our financial condition, business, results of operations and cash flows.

A significant number of our shares are eligible for sale and their sale or potential sale may depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. Certain of our stockholders currently hold shares which are subject to restrictive legends that may be eligible for removal, and if such stockholders complete the process for removal of an applicable restrictive legend, their shares will become freely tradeable. In addition, 5,930,103 shares are issuable upon exercise of warrants (of which a warrant to purchase 5,670,103 shares must be exercised at an exercise price per share of $0.97 per share if we receive gross proceeds of at least $2,500,000 upon the consummation of this rights offering and at least 90% of our Series B Convertible Preferred Stock is converted into common stock). Currently, the Series B Convertible Preferred Stock is convertible into 1,651,200 shares of common stock. We have received stockholder approval by written consent to an amendment of the Certificate of Designations to lower the conversion price of the Series B Convertible Preferred Stock from $10.00 to $2.00, and this amendment became effective following the distribution of an information statement to the non-consenting stockholders in accordance with Schedule 14C of the Exchange Act. Once this amendment was implemented, the number of shares issuable upon conversion of the Series B Convertible Preferred Stock increased from 330,240 to 1,651,200 shares. If any warrants are exercised, the shares issued upon such exercise will be restricted, but may be sold under Rule 144 after the shares have been held for six months. There are no Rule 144 holding period restrictions with respect to the shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock, but if such shares were acquired by an affiliate of the Company then any sales of such shares would be subject to the volume limitations of Rule 144.

In addition to the possibility that actual sales of significant amounts of our common stock in the public market could harm our common stock price, the fact that our stockholders have the ability to make such sales could create a circumstance commonly referred to as an “overhang,” in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, could also make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Provisions in our Amended and Restated Certificate of Incorporation and control by certain of our existing stockholders could make it more difficult for a third party to acquire us, discourage a takeover, and adversely affect existing stockholders.

Our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) contains certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock, thus making it less likely that a stockholder will receive a premium on any sale of shares. Our Board is divided into three classes, each of which serves for a staggered three-year term, making it more difficult for a third party to gain control of our Board. Our Certificate of Incorporation also contains a provision that requires a four-fifths vote on any merger, consolidation or sale of assets with or to an “Interested Person” or “Acquiring Person.”

Additionally, we are authorized to issue 2,500,000 shares of Preferred Stock, of which 416,500 are designated as “Series A Convertible Preferred Stock” and 51,000 shares are designated as “Series B Convertible Preferred Stock,” and of which 16,512 shares of Series B Convertible Preferred Stock were issued and outstanding as of January 29, 2019. The Preferred Stock may contain such rights, preferences, privileges and restrictions as may be fixed by our Board, which may adversely affect the voting power or other rights of the holders of common stock or delay, defer or prevent a change in control of the Company, or discourage bids for the common stock at a premium over its market price or otherwise adversely affect the market price of the common stock.

These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

Upon the consummation of this offering, assuming that all of the rights offered hereby are exercised for 2,500,000 shares of our common stock, all of our outstanding warrants are exercised and all Series B Convertible Preferred Stock is converted for common stock, then Unilumin North America Inc. will own 51.0% of our common stock. In addition, Gabelli Funds, LLC and its affiliated entities will own a significant percentage of our common stock. Accordingly, such stockholders could exert significant control over any potential stockholder actions.

Our common stock is quoted on OTC Pink and may be subject to limited trading volume and price volatility.

Our common stock is quoted on the OTC Pink, an inter-dealer electronic quotation and trading system for equity securities. Quotation of our common stock on OTC Pink may limit the liquidity and price of our common stock more than if our common stock were quoted or listed on the NASDAQ Stock Market or another national exchange. Some investors may perceive our common stock to be less attractive because they are traded in the over-the-counter market. In addition, as an OTC Pink company, we do not attract the extensive analyst coverage that accompanies companies listed on national exchanges. Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded on OTC Pink. These factors may have an adverse impact on the trading and price of our common stock.

Our common stock is not widely held and the volume of trading has been relatively low and sporadic. Accordingly, our common stock is subject to increased price volatility and reduced liquidity. There can be no assurance that a more active trading market for our common stock will develop or be sustained if it does develop. The market price of our common stock has been and may continue to be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, the factors described in “Cautionary Note Regarding Forward-Looking Statements” in this prospectus, those contained in the section entitled “Risk Factors” in this prospectus and our Annual Report on Form 10-K for the year ended December 31, 2017, the general state of the securities markets and the market for similar stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, and governmental legislation or regulation, as well as general economic and market conditions.

We were dependent on a significant customer in 2017.

For the year ended December 31, 2017, we had one customer which accounted for 23.2% of our total revenue. We have not had similar revenues from this customer in 2018, which has had a material adverse effect on our results of operations.

INFORMATION ABOUT TRANS-LUX

Trans-Lux is a leading supplier of LED technology for displays and lighting applications. The essential elements of these systems are the real-time, programmable digital displays and lighting fixtures that we design, manufacture, distribute and service. Designed to meet the digital signage solutions for any size venue’s indoor and outdoor needs, these displays are used primarily in applications for the financial, banking, gaming, corporate, advertising, transportation, entertainment and sports markets. The Company’s LED lighting fixtures offer energy-saving lighting solutions that feature a comprehensive offering of the latest LED lighting technologies that provide facilities and public infrastructure with “green” lighting solutions that emit less heat, save energy and enable creative designs. The Company operates in two reportable segments: Digital display sales; and Digital display lease and maintenance.

The Digital display sales segment includes worldwide revenues and related expenses from the sales of both indoor and outdoor digital display signage and LED lighting solutions. This segment includes the financial, government/private, gaming, scoreboards and outdoor advertising markets. The Digital display lease and maintenance segment includes worldwide revenues and related expenses from the lease and maintenance of both indoor and outdoor digital display signage. This segment includes the lease and maintenance of digital display signage across all markets.

Detailed information about our results of operations and financial condition is included in our periodic reports filed with the SEC. See “Incorporation by Reference” and “Available Information” on page 54 for additional information.

Trans-Lux is a Delaware corporation incorporated on February 5, 1920. Our common stock is quoted on OTC Pink under the symbol “TNLX.” Our principal executive offices are located at 135 East 57th Street, 14th Floor, New York, New York 10022, where our telephone number is (800) 243-5544. Our internet address is www.Trans-Lux.com. The information contained on our website is not part of, and is not incorporated into or included in, this prospectus.

Recent Transaction

On November 2, 2018, we entered into a Securities Purchase Agreement (the “SPA”) with Unilumin North America Inc. (“Unilumin”), pursuant to which Unilumin purchased 1,315,789 shares of our common stock, par value $0.001 per share, for a purchase price of $1,500,000 (the “Unilumin Investment”), or a per share purchase price of $1.14. In connection with the SPA, we issued a warrant to Unilumin (the “Unilumin Warrant”) to purchase 5,670,103 shares of our common stock at an exercise price of $0.97 per share. The exercise price of the Unilumin Warrant will be automatically adjusted to $0.75 per share if we are unable to complete this Rights Offering for gross proceeds of at least $2,500,000 by June 1, 2019 (the “Rights Offering”).

The Unilumin Warrant is exercisable until November 2, 2020, provided that it is mandatorily exercisable upon completion of the Rights Offering if in excess of 90% of our currently issued and outstanding Series B Convertible Preferred Stock converts into common stock. In connection with any such Series B Convertible Preferred Stock conversion, Unilumin acknowledged that the conversion price of the Series B Convertible Preferred Stock may be decreased, subject to stockholder approval. If all or a significant portion of the Unilumin Warrant is exercised, Unilumin would own in excess of fifty percent of our outstanding common stock on a fully diluted basis, even if the Rights Offering is completed.

USE OF PROCEEDS

We expect the gross proceeds from the rights offering (before expenses) to be (i) approximately $625,000 if 25% of the subscription rights are exercised, (ii) approximately $1.25 million if 50% of the subscription rights are exercised and (iii) approximately $2.5 million if 100% of the subscription rights are exercised. We estimate that the expenses of the rights offering will be approximately $180,000.

We intend to use the net proceeds we receive from the rights offering for repayment of debt, including $330,000 to SMI (hereinafter defined) and $670,000 to SMII (hereinafter defined), and to make contributions to our company pension plan. We intend to use the remainder of the net proceeds for general corporate purposes.

THE RIGHTS OFFERING

Please read the following information concerning the subscription rights in conjunction with the statements under “Description of Subscription Rights” in this prospectus, which the following information supplements.

The Subscription Rights

We are distributing, at no charge, to holders of our common stock non-transferable subscription rights to purchase up to 2,500,000 shares of our common stock at a subscription price of $1.00 per whole share, for an aggregate purchase price of $2.5 million.

Basic Subscription Right

Your basic subscription right allows you to purchase one share of common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $1.00 per whole share, before the expiration of the rights offering. For example, if you owned 100 shares of our common stock as of the record date, you would receive 100 subscription rights and would have the right to purchase 100 shares of common stock for $1.00 per whole share with your basic subscription right. We will not issue fractional shares of common stock. You may exercise all or a portion of your basic subscription right. However, if you exercise less than your full basic subscription right, you will not be entitled to purchase shares pursuant to your over-subscription right.

Limitation on the Purchase of Shares of Common Stock

You may only purchase the number of whole shares of common stock purchasable upon exercise of the number of basic subscription rights distributed to you in the rights offering, plus the over-subscription right, if any. Accordingly, the number of shares of common stock that you may purchase in the rights offering is limited by the number of shares of our common stock you held on the record date and by the extent to which other stockholders exercise their basic subscription right and over-subscription right, which we cannot determine prior to completion of the rights offering.

Over-Subscription Right

We do not expect all of our stockholders to exercise all of their basic subscription rights. The over-subscription right provides stockholders who exercise all of their basic subscription rights the opportunity to purchase the shares of common stock that are not purchased by other stockholders. If you fully exercise your basic subscription right and other stockholders do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to availability. To the extent the number of the unsubscribed shares of common stock are not sufficient to satisfy all of the properly exercised over-subscription rights requests, the available shares will be prorated among those who properly exercised over-subscription rights in proportion to their respective basic subscription rights.

In order to properly exercise your over-subscription right, you must deliver the subscription payment related to your over-subscription right before the expiration of the rights offering. Because we will not know the total number of unsubscribed shares before the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock, assuming that no stockholder other than you has purchased any shares of our common stock pursuant to their basic subscription right and over-subscription right.

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription right in full, or at all, at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription right if all of our stockholders exercise their basic subscription rights in full, and we will only honor an over-subscription right to the extent sufficient shares of our common stock are available following the exercise of the basic subscription rights.

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To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription right is less than the amount you actually paid in connection with the exercise of the over-subscription right, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

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To the extent the stockholders properly exercise their over-subscription rights for an aggregate amount of shares that is less than the number of the unsubscribed shares, you will be allocated the full number of unsubscribed shares for which you actually paid in connection with the over-subscription right.

Reasons for the Rights Offering

In authorizing the rights offering, our Board carefully evaluated our need for liquidity, financial flexibility and additional capital. Our Board considered several alternative capital raising methods before concluding that the rights offering was the appropriate alternative in the circumstances for a number of reasons, including that it provides an opportunity to our stockholders to participate on a pro rata basis. We are conducting the rights offering to raise capital for repayment of certain debt, pension plan contributions and for general corporate purposes. Consummation of this rights offering is a condition to the mandatory exercise of the Unilumin Warrant, and we need the proceeds of both the exercise of the Unilumin Warrant and this rights offering to continue as a going concern. We believe that the rights offering will strengthen our financial condition by generating additional cash and increasing our stockholders’ equity.

Subscription Price

In determining the subscription price, our Board considered a number of factors, including the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock and our need for liquidity and capital. The subscription price was established at a price of $1.00 per whole share of common stock. In addition, we believe $1.00 to be an appropriate subscription price to maximize proceeds we may receive from the exercise of the rights offered hereby and the exercise of the Unilumin Warrant, which warrant requires that its exercise price be reduced to the same price as the exercise price of the rights issued in this rights offering if the subscription price is less than $1.00 per share.

Method of Exercising Subscription Rights

You may exercise your subscription rights as follows:

1.

Subscription by Registered Holders

You may exercise your subscription rights by properly completing and executing the rights certificate together with any required signature guarantees and an IRS Form W-9 and forwarding it, together with your full subscription payment for a whole number of shares of common stock, to the Subscription Agent at the address set forth below under “Subscription Agent,” before the expiration of the rights offering.

2.

Subscription by DTC Participants

We expect that the exercise of your subscription rights may be made through the facilities of DTC. If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC, or having your broker instruct DTC, to transfer your subscription rights from your account to the account of the Subscription Agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of whole shares of our common stock you are subscribing for under your basic subscription right and your over-subscription right, if any, and your full subscription payment.

3.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, bank or other nominee, or if you hold our common stock certificates and would prefer to have an institution conduct the transaction relating to the subscription rights on your behalf, you should instruct your broker, bank or other nominee to exercise your subscription rights and deliver all documents and payment on your behalf before the expiration of the rights offering. Your subscription rights will not be considered exercised unless the Subscription Agent receives from you or such other party all of the required documents and your full subscription payment (in good, cleared funds) by that date.

Delivery of Subscriptions

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO TRANS-LUX. Except as described below under “Guaranteed Delivery Procedures,” we will not consider your subscription received until the Subscription Agent has received delivery of a properly completed and duly executed rights certificate and the full subscription amount, payment of which has cleared. The risk of delivery of all documents and payments is borne by you or your nominee, not by the Subscription Agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the Subscription Agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment before the expiration of the rights offering.

Subscription Rights Held by Multiple Holders; Multiple Subscription Rights

If the underlying common stock with respect to which subscription rights are issued is held by more than one record holder, the applicable offering documents must be signed by each such holder. If a holder or joint holders hold more than one position in the company, as indicated by different accounts on the relevant record holder list, separate, properly completed and executed subscriptions must be submitted for each such position held by that or those joint holders.

Form of Payment

As described in the instructions accompanying the rights certificate, all payments submitted to the Subscription Agent must be made in full United States currency by:

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cashier’s or certified check or bank draft drawn on a U.S. bank payable to “Continental Stock Transfer & Trust Company, as Subscription Agent for Trans-Lux,”

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U.S. postal, telegraphic or express money order, or

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wire transfer of immediately available funds directly to the account maintained by “Continental Stock Transfer & Trust Company as agent for Trans-Lux”; at Bank Name: JP Morgan Chase; ABA #: 021000021; Account #: 475-476190, with reference to the rights holder’s name and the account number listed on the Subscription Rights Certificate or Notice of Guaranteed Delivery.

Payment received after the expiration of the rights offering will not be honored, and the Subscription Agent will return your payment to you, without interest, as soon as practicable. The Subscription Agent will be deemed to receive payment upon:

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receipt by the Subscription Agent of any certified or cashier’s check or bank draft drawn upon a U.S. bank;

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receipt by the Subscription Agent of any U.S. postal, telegraphic or express money order; or

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receipt of collected funds in the Subscription Agent’s account.

If you elect to exercise your subscription rights, we urge you to consider using a certified or cashier’s check, U.S. money order, or wire transfer of funds to ensure that the Subscription Agent receives your funds before the expiration of the rights offering.

Where to Submit Subscriptions

The address to which subscription documents, rights certificates, notices of guaranteed delivery and subscription payments other than wire transfers should be mailed or delivered is:

Continental Stock Transfer & Trust Company

1 State Street Plaza- 30th Floor

New York, NY 10004

Attn: Reorganization Department

Phone Number: (212) 845-3287

If you deliver subscription documents, rights certificates or notices of guaranteed delivery in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our common stock or for additional copies of this prospectus to the Information Agent, Morrow Sodali LLC, by email at TNLX@morrowsodali.com or by telephone at (800) 662-5200. Banks and brokerage firms also may contact Morrow Sodali LLC at (203) 658-9400.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the Subscription Agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the Subscription Agent. If we do not apply your full subscription payment to your purchase of shares of our common stock, any excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, subject to standards and procedures adopted by the Subscription Agent, unless:

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your subscription rights certificate provides that shares are to be issued to you as record holder of those subscription rights; or

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you are an eligible institution.

You can obtain a signature guarantee from a financial institution, such as a commercial bank, savings, bank, credit union or broker-dealer, that participates in a Medallion signature guarantee program. If you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion guarantee would be a bank, savings and loan association, brokerage firm, or credit union with whom you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee the signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

Notice to Nominees

If you are a broker, bank or other nominee that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the Subscription Agent with the proper subscription payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the Subscription Agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock that are held of record in the name of a broker, bank or other nominee, we will ask your broker, bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, bank or other nominee act for you, you should contact your nominee and request such nominee to effect the transactions for you. To exercise your subscription rights, you should complete and return to your broker, bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive such form from your broker, bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, bank or other nominee if you do not receive this form but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, bank or other nominee or if you receive it without sufficient time to respond.

Guaranteed Delivery Procedures

If you wish to exercise subscription rights but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the Subscription Agent before the expiration of the rights offering, you may exercise your subscription rights by the following guaranteed delivery procedures:

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deliver to the Subscription Agent before the expiration of the rights offering the subscription payment for each share you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under “Method of Exercising Subscription Rights;”

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deliver to the Subscription Agent before the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery;” and

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deliver the properly completed rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the Subscription Agent within two business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions for Use of Trans-Lux Subscription Rights Certificates,” which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution acceptable to the Subscription Agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

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your name;

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the number of subscription rights represented by your rights certificate, the number of shares of our common stock for which you are subscribing under your basic subscription right, and the number of shares of our common stock for which you are subscribing under your over-subscription right, if any; and

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your guarantee that you will deliver to the Subscription Agent a rights certificate evidencing the subscription rights you are exercising within two business days following the date the Subscription Agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the Subscription Agent in the same manner as your rights certificate at the address set forth above under “Subscription Agent.” The Information Agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. You should contact Morrow Sodali LLC by email at TNLX@morrowsodali.com or by telephone at (800) 662-5200, and banks and brokerage firms also may contact Morrow Sodali LLC at (203) 658-9400, to request additional copies of the form of Notice of Guaranteed Delivery.

Non-Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on any stock exchange or market.

No Fractional Shares

We will not issue fractional shares of common stock. If the number of subscription rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares that you may purchase will be rounded down to the nearest whole share. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. In resolving all such questions, we will review the relevant facts, consult with our legal advisors and may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our Board, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the Subscription Agent shall be under any duty to notify you or your representative of any defect in your subscription. A subscription will be considered accepted, subject to our right to terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the Subscription Agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The Subscription Agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The Subscription Agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable. In addition, all subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable, if subscribers decide to cancel their subscription rights in the event that we extend the rights offering for a period of more than 30 days after the expiration date or if there is a fundamental change to the rights offering.

Expiration Date, Extension, and Amendments

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Time, on February 22, 2019, which is the expiration of the rights offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the Subscription Agent receives your rights certificate or your subscription payment (in good, cleared funds) after that time, regardless of when the rights certificate and subscription payment were sent, unless you send the documents in compliance with the guaranteed delivery procedures described below.

We may extend the expiration of the rights offering for a period not to exceed 30 days by giving oral or written notice to the Subscription Agent before the expiration of the rights offering, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in the rights offering. If we elect to extend the rights offering for a period of more than 30 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced.

Our Board also reserves the right to amend the terms of the rights offering. Although we do not presently intend to do so, we may choose to amend the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated. If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering.

Conditions and Termination

We reserve the right to terminate the rights offering before its expiration for any reason, including due to the failure of our company to complete the stockholder approval process with respect to the Amendments. We received stockholder approval of the Amendments by the written consent of a majority of our stockholders and the Amendments both were effective as of January 29, 2019, which is more than 20 days after the distribution of an information statement to the non-consenting stockholders in accordance with Schedule 14C of the Exchange Act. In addition, we may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our Board would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering in whole or in part, we will issue a press release notifying the stockholders of such event, all affected subscription rights will expire without value, and all excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable following such termination.

No Revocation or Change

Your exercise of subscription rights is irrevocable and may not be cancelled or modified, even if the rights offering is extended by our Board. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced.

Stockholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering, if any, until such shares are issued to you through the DRS or, if your shares are registered in “street name,” your broker or bank has received the shares. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, the full subscription payment and any other required documents to the Subscription Agent.

Issuance of Shares of Common Stock

Shares of common stock purchased in the rights offering will be issued only in book-entry form, and no physical stock certificates will be issued for shares of common stock. If you are the holder of record of our common stock (whether you hold share certificates or your shares are maintained in book-entry form by our transfer agent), you will receive a statement of ownership reflecting the shares of common stock purchased in the offering in DRS, as soon as practicable after the expiration of the rights offering. If your shares are registered in “street name,” in the name of a broker or bank, you may request a statement of ownership from the holder of your shares following the expiration of the rights offering. We will not issue fractional shares of common stock. If the number of subscription rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares that you may purchase will be rounded down to the nearest whole share. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

Foreign Stockholders

We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The Subscription Agent will hold rights certificates for the account of such stockholders. To exercise subscription rights, our foreign stockholders must notify the Subscription Agent before 11:00 a.m., Eastern Time, at least three business days before the expiration of the rights offering and demonstrate to the satisfaction of the Subscription Agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder. The deadlines for delivery of subscription materials and payment described above also apply.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the rights offering expires, you have not obtained such clearance or approval.

Fees and Expenses

We will pay all fees due to the Subscription Agent and Information Agent, as well as any other expenses we incur in connection with the rights offering. You are responsible for paying any other commissions, fees, taxes or other expenses incurred by you in connection with the exercise, sale or purchase of subscription rights.

No Recommendation to Rights Holders

Our Board is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Shares of Our Common Stock Outstanding After the Rights Offering

The closing price of our common stock on January 29, 2019 was $0.45. 3,652,813 shares of our common stock were issued and 3,624,973 shares were outstanding on the record date. Assuming that all shares offered hereby are issued, we expect that 6,124,973 shares of our common stock will be outstanding immediately after completion of the rights offering. The number of shares of our common stock outstanding immediately before and immediately after this offering excludes:

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800 shares of common stock reserved for issuance under our Non-Employee Director Stock Option Plan;

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5,670,103 shares of common stock underlying a warrant to purchase shares of our common stock issued in a recent private placement transaction (see “Information About Trans-Lux—Recent Transaction”), which is subject to mandatory exercise at an exercise price per share of $0.97 per share if we receive gross proceeds of at least $2,500,000 upon the consummation of this rights offering and at least 90% of our Series B Convertible Preferred Stock is converted into common stock;

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260,000 shares of common stock underlying other outstanding warrants to purchase shares of our common stock, but which were not issued in connection with the Private Placement; and

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1,651,200 shares of common stock underlying 16,512 shares of our Series B Convertible Preferred Stock. Upon the effectiveness of the Amendments, the conversion price of the Series B Convertible Preferred Stock was reduced from $10.00 to $2.00, which resulted in the number of shares of common stock underlying our Series B Convertible Preferred Stock to increase from 330,240 to 1,651,200 shares.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares of common stock you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

PLAN OF DISTRIBUTION

As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock on the record date. If you wish to exercise your subscription rights and purchase shares of our common stock, you should follow the procedures described in “The Rights Offering — Method of Exercising Subscription Rights.” If you have any questions, you should contact the Information Agent, Morrow Sodali LLC, by email at TNLX@morrowsodali.com or by telephone at (800) 662-5200. Banks and brokerage firms also may contact Morrow Sodali LLC at (203) 658-9400.

To the extent that our directors and officers held shares of our common stock as of the record date, they will receive the subscription rights and, while they are under no obligation to do so, will be entitled to participate in the rights offering.

We have agreed to pay the Subscription Agent and Information Agent customary fees plus certain expenses in connection with the rights offering.

We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights, we do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock, and we are not paying any other commissions, underwriting fees or discounts in connection with the rights offering. Some of our directors and employees may solicit responses from holders of subscription rights, but we will not pay them any commissions or special compensation for these activities.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents, liabilities and capitalization as of September 30, 2018 (a) on an actual basis (b) pro forma to reflect the issuance of 1,315,789 shares of Common Stock to Unilumin at a purchase price of $1,500,000 and a $421,000 contribution to the pension plan and (c) on a Pro Forma, as adjusted basis after giving effect to our sale of 2,500,000 shares of common stock offered hereby at a subscription price of $1.00 per share and after deducting estimated offering expenses of $180,000. The data in the table have been derived from our unaudited consolidated financial statements. You should read this table together with our historical condensed consolidated financial statements and related notes and the other financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation by Reference” and “Available Information” on page 54 .

As of September 30, 2018
Actual		Pro Forma	Pro Forma as adjusted
(in thousands)
Cash and cash equivalents	$296	$1,375	$3,695
Liabilities:
Total current liabilities	$13,832	$13,411	$13,411
Long term liabilities	4,697	4,697	4,697
Total liabilities	$18,529	$18,108	$18,108
Stockholders’ equity:
Preferred Stock Series A - $20 stated value - 416,500 shares authorized; shares issued and outstanding: 0	-	-	-
Preferred Stock Series B - $200 stated value - 51,000 shares authorized; shares issued and outstanding: 16,512 (liquidation preference $3,393,000)	3,302	3,302	3,302
Common Stock - $0.001 par value - 10,000,000 shares authorized; shares issued: 2,317,024; shares outstanding: 2,289,184 and; 30,000,000 shares authorized, as adjusted; 6,124,973 outstanding, as adjusted	2	4	6
Additional paid-in capital	28,560	30,058	32,376
Accumulated deficit	(30,937)	(30,937)	(30,937)
Accumulated other comprehensive loss	(5,605)	(5,605)	(5,605)
Treasury stock; at cost; 27,840 common shares	(3,063)	(3,063)	(3,063)
Total stockholders’ equity	(7,741)	(6,241)	(3,921)
Total liabilities and stockholders’ equity	$10,788	$11,867	$14,187

Our capitalization is subject to change in the event, following the consummation of this rights offering, that:

a.

our Series B Convertible Preferred Stock is converted into 1,651,200 shares of common stock on a cashless basis; and

b.

Unilumin exercises the Unilumin Warrant for the issuance of 5,670,103 shares of common stock at an exercise price per share of $0.97 per share.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is quoted on the OTC Pink under the symbol “TNLX.” We had approximately 86 holders of record of our common stock as of January 29, 2019. This number does not include DTC participants or beneficial owners holding shares through nominee names. On January 29, 2019, the last closing sale price reported on the OTC Pink for our common stock was $0.45 per share.

The following table sets forth the range of our common stock closing prices on the OTC Pink.

	Price Range
	High	Low
Fiscal 2019
First Quarter (through January 29, 2019)	$0.51	$0.45
Fiscal 2018
First Quarter	$1.25	$0.60
Second Quarter	$1.16	$0.70
Third Quarter	$0.75	$0.37
Fourth Quarter	$1.18	$0.37
Fiscal 2017
First Quarter	$2.45	$1.42
Second Quarter	$2.00	$1.01
Third Quarter	$1.79	$0.75
Fourth Quarter	$1.55	$0.50

Our Board did not declare any cash dividends for our common stock during 2017 and 2018 and we do not anticipate paying any cash dividends on our common stock for the foreseeable future.

Pursuant to the terms of the Company’s Series B Convertible Preferred Stock, the Board has declared semi-annual dividends on such stock.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table provides certain summary information for the last two fiscal years of the Company concerning compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company’s Chief Executive Officer, Chief Accounting Officer and other Named Executive Officers of the Corporation whose compensation exceeded $100,000:

Summary Compensation Table

Annual Compensation							Change in Pension Value of Nonqualified Deferred Compensation Earnings ($)

						Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(1)
Name and Principal Position		Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)				Total ($)
	Year
Alberto Shaio (2)	2018	261,537	-	-	-	-	-	3,000	264,537
President and Chief Executive Officer	2017	249,998	-	45,000	-	-	-	-	294,998

Alexandro Gomez(3)	2018	169,767	-	-	-	-	-	-	169,767
Chief Relationship Officer and Senior Vice President	2017	150,003	55,000	18,750	-	-	-	-	223,753

Todd Dupee (4)	2018	112,171	-	-	-	-	-	1,000	113,171
Chief Accounting Officer and Senior Vice President	2017	98,877	-	15,000	-	-	-	-	113,877

J.M. Allain	2018	201,506	-	-	-	-	-	55,410	256,916
Former President, Chief Executive Officer and Chief Accounting Officer (5)	2017	304,771	-	101,250	-	-	-	18,000	424,021

  (1)    See “All Other Compensation” for further details.

  (2)    Mr. Shaio was named Interim Chief Executive Officer on April 24, 2018, and was subsequently appointed President and Chief Executive Officer on August 16, 2018. He previously served as Chief Operating Officer.

  (3)    Mr. Gomez was named Chief Revenue Officer of the Company on October 3, 2014, and was subsequently appointed Chief Relationship Officer on August 16, 2018.

  (4)    Mr. Dupee was named Interim Chief Accounting Officer on April 26, 2018, and was subsequently appointed Chief Accounting Officer on August 16, 2018 and Senior Vice President on September 28, 2018. He previously served as Controller and Vice President.

  (5)    Mr. Allain ceased serving as President, Chief Executive Officer and Chief Accounting Officer as of August 9, 2018.

All Other Compensation

During 2018 and 2017, “All Other Compensation” consisted of director fees and other items.  The following is a table of amounts per named individual:

		Director and/or Trustee Fees ($)		Total All Other Compensation ($)
			Other ($)
Name	Year
J.M. Allain	2018	-	(1) 55,410	55,410
	2017	-	(2) 18,000	18,000
Alberto Shaio	2018	-	(3) 3,000	3,000
	2017	-	-	-
Alexandro Gomez	2018	-	-	-
	2017	-	-	-
Todd Dupee	2018	-	(4) 1,000	1,000
	2017	-	-	-

(1)     Consists of a vehicle allowance of $10,500 and severance of $44,910 upon Mr. Allain’s departure from the Company.

(2)     Consists of a vehicle allowance.

(3)     Consists of a vehicle allowance.

(4)     Consists of a vehicle allowance.

Stock Option Plans and Stock Options

2012 Long-Term Incentive Plan

The Company has adopted the 2012 Long-Term Incentive Plan to allow for an aggregate of 200,000 shares of Common Stock that may be issued under the 2012 Long-Term Incentive Plan.  The 2012 Long-Term Incentive Plan was adopted by the Company’s Board of Directors on July 2, 2010, with amendments adopted by the Company’s Board of Directors on December 21, 2011, and approved by the Company’s stockholders at the 2012 Annual Meeting of Stockholders held on June 26, 2012.  Awards for all 200,000 shares available under the 2012 Long-Term Incentive Plan were issued to employees and directors in December 2017.

Defined Benefit Pension Plan

In 2017, the Company made $298,000 of the $444,000 of minimum required contributions the Company’s defined benefit pension plan for all eligible employees and the eligible individuals listed in the Summary Compensation Table. The Company’s obligations under its pension plan exceeded plan assets by $4.1 million at September 30, 2018, including $817,000 of minimum required contributions due over the next 12 months. Subsequent to September 30, 2018, the Company contributed $421,000 to the pension plan (including the balance of $146,000 remaining to be paid toward the Company’s 2017 contribution obligations), leaving $171,000 that still remains to be paid to the plan for the Company’s 2018 fiscal year.

The Company’s defined benefit pension plan, prior to being frozen, covered all salaried employees over age 21 with at least one year of service who are not covered by a collective bargaining agreement to which the Company is a party.  Retirement benefits are based on the final average salary for the highest five of the ten years preceding retirement.  For example, estimated annual retirement benefits payable at normal retirement date, which normally is age 65, is approximately $15,000 for an individual with ten years of credited service and with a final average salary of $100,000; and approximately $120,000 for an individual with 40 years of credited service and with a final average salary of $200,000.  Currently, $275,000 is the legislated annual cap on determining the final average annual salary and $220,000 is the maximum legislated annual benefit payable from a qualified pension plan.

Supplemental Executive Retirement Agreement

In accordance with a former President and Chief Executive Officer’s employment agreement, he was due a supplemental executive retirement payment on July 1, 2010 in the amount of $353,000 plus tax effect of approximately $170,000, but has not yet been paid.

Outstanding Equity Awards at Fiscal Year-End 2018

There were no unexercised options held by any of our Named Executive Officers as of December 31, 2018.

Employment Agreements

On September 28, 2018, the Company executed an employment agreement with Alberto Shaio, President and Chief Executive Officer, effective as of October 1, 2018 and expiring on October 1, 2020.  The agreement provides for compensation at the annual rate of $300,000 per annum.  The agreement entitles Mr. Shaio to twenty days’ paid vacation per year, a vehicle allowance, business expense reimbursement and certain employee benefits generally available to employees of the Corporation.  The agreement provides for certain severance benefits depending on whether Mr. Shaio leaves the employ of the Corporation for “Cause,” “Good Reason” or “Without Cause and for Good Reason” prior to the termination of the agreement.  The agreement contains standard non-disparagement, confidentiality and non-solicitation provisions.  The foregoing is merely a summary of the agreement and is qualified in its entirety by reference to the text of the agreement as filed as Exhibit 10.1 of Form 8-K dated October 4, 2018.

On October 22, 2018, the Company executed an employment agreement with Todd Dupee, Senior Vice President and Chief Accounting Officer, effective as of October 1, 2018 and expiring on October 1, 2020.  The agreement provides for compensation at the annual rate of $150,000 per annum.  The agreement entitles Mr. Dupee to twenty days’ paid vacation per year, a transportation allowance, business expense reimbursement and certain employee benefits generally available to employees of the Corporation.  The agreement provides for certain severance benefits depending on whether Mr. Dupee leaves the employ of the Corporation for “Cause,” “Good Reason” or “Without Cause and for Good Reason” prior to the termination of the agreement.  The agreement contains standard non-disparagement, confidentiality and non-solicitation provisions.  The foregoing is merely a summary of the agreement and is qualified in its entirety by reference to the text of the agreement as filed as Exhibit 10.1 of Form 8-K dated October 26, 2018.

The Company previously executed an employment agreement with J.M. Allain, the Company’s former President and Chief Executive Officer, effective as of February 16, 2015.  The initial three-year term expired on February 16, 2018 and the agreement then automatically renewed for a one-year term.  On August 20, 2018, in connection with Mr. Allain’s departure from the Company, the Company entered into an Agreement and Release (the “Separation Agreement”) with Mr. Allain, the Company’s former President, Chief Executive Officer, Chief Accounting Officer and Director.  Under the terms of the Separation Agreement, the Company agreed to, among other things, pay Mr. Allain $44,910. Pursuant to the Separation Agreement, in addition to formalizing his resignation as an officer, Mr. Allain also resigned as a director of the Company.

Potential Payments Upon Severance or Change in Control

The following table sets forth the value of the severance benefits each Named Executive Officer would be entitled to receive under their respective employment agreements, as applicable, assuming that a Change in Control and the entitlement to receive Severance Benefits occurred on December 31, 2018 (Mr. Gomez is not entitled to any severance benefits):

Severance Benefit Component	Alberto Shaio	Todd Dupee
Base Salary	$300,000	$150,000
Bonus	$-	$-
Value of Benefits	$-	$-
Reduction to Avoid Excise Tax	$-	$-
Equity Awards - Vested and Unvested Accelerated	$-	$-
Total	$300,000	$150,000

Director Compensation

Non-Employee Director Stock Option Plan

The Board of Directors has previously established a Non-Employee Director Stock Option Plan which, as amended, covers a maximum of 1,200 shares for grant.  Such options are granted for a term of six years and are priced at fair market value on the grant date.  The determination as to the amount of options to be granted to directors is based on years of service, and are calculated on a yearly basis as follows:  a minimum of 20 stock options are granted for each director; an additional 20 stock options are granted if a director has served for five years or more; an additional 20 stock options are granted if a director has served for ten years or more; and an additional 40 stock options are granted if a director has served for twenty years or more. Such options are exercisable at any time upon the first anniversary of the grant date.  The Corporation grants additional stock options upon the expiration or exercise of any such option if such exercise or expiration occurs no earlier than four years after date of grant, in an amount equal to the number of options that have been exercised or that have expired.  In addition to the foregoing, the Corporation received shareholder approval of a proposal to grant warrants to purchase 20,000 shares each to Salvatore J. Zizza and George W. Schiele, which warrants were granted in 2013.

Compensation of Directors

The following table represents director compensation for 2018:

		Fees Earned ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Name	Year
J.M. Allain (1)	2018	-	-	-	-	-	-	-
Marco Elser	2018	12,400	-	-	-	-	-	12,400
Nicholas Fazio (2)	2018	1,667	-	-	-	-	-	1,667
Alan K. Greene	2018	15,600	-	-	-	-	-	15,600
Yang Liu (3)	2018	1,667	-	-	-	-	-	1,667
Ryan J. Morris (4)	2018	-	-	-	-	-	-	-
George W. Schiele	2018	54,000	-	-	-	-	-	54,000
Alberto Shaio	2018	-	-	-	-	-	-	-
Yaozhong Shi	2018	-	-	-	-	-	-	-
Salvatore J. Zizza	2018	58,400	-	-	-	-	-	58,400

(1)     Mr. Allain resigned from the Board on August 20, 2018.

(2)     Mr. Fazio joined the Board on November 19, 2018.

(3)     Mr. Liu joined the Board on November 19, 2018.

(4)     Mr. Morris resigned from the Board on March 30, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information as of January 29, 2019 (or such other date specified) with respect to (A) the beneficial ownership of common stock or shares issuable within 60 days of such date by (i) each person known by the Company to own more than 5% of the common stock and who is deemed to be such beneficial owner of common stock under Rule 13d-3(a)(ii); (ii) each person who is a director of the Company; (iii) each named executive officer of the Company and (iv) all persons as a group who are executive officers and directors of the Company, and (B) the percentage of outstanding shares held by them on that date:

	Number of Shares Beneficially Owned		Percent Of Class (%)
Name, Status and Mailing Address
5% Stockholders:
Gabelli Funds, LLC	855,047	(1)	21.8
GAMCO Asset Management Inc. Teton Advisors, Inc. One Corporate Center
Rye, NY 10580-1434

Transtech LED Company Limited	333,333	(2)	9.2
Unit 27, 13/F Shing Yip Industrial Building
19-21 Shing Yip Street, Kwun Tong, Kowloon, Hong Kong

Unilumin North America Inc.	6,985,892	(3)	75.2
c/o Unilumin LED Technology FL LLC
254 West 51st Street
New York, NY 10001

Non-Employee Directors:
Marco Elser	241,189	(4)	6.7
Nicholas Fazio	-	(5)	*
Alan K. Greene	45,311	(6)	1.2
Yang Liu	-	(5)	*
George W. Schiele	88,210	(7)	2.4
Yaozhong Shi	335,333	(8)	9.3
Salvatore J. Zizza	62,500	(9)	1.7

Named Executive Officers:
Alberto Shaio	95,311	(6)	2.6
Alexandro Gomez	25,000		*
Todd Dupee	20,000		*
All directors and executive officers as a group	912,854	(10)	25.1

*Represents less than 1% of total number of outstanding shares.

(1)   Based on Schedule 13D, as amended, dated November 9, 2018 by Mario J. Gabelli, Gabelli Funds, LLC, Teton Advisors, Inc., Gamco Investors, Inc., GGCP, Inc., and Gamco Asset Management Inc., which companies are parent holding companies and/or registered investment advisers. All securities are held as agent for the account of various investment company fund accounts managed by such reporting person. Except under certain conditions, Gabelli Funds, LLC has beneficial ownership of such shares. Based on such Schedule 13D amendment, Gabelli Funds, LLC beneficially owns 113,500 shares of common stock, GAMCO Asset Management Inc. beneficially owns 27,555 shares of common stock and Teton Advisors, Inc. beneficially owns 411,792 shares of common stock. The share amount reflected in the table includes 294,940 shares of common stock beneficially owned by Gabelli Funds, LLC issuable upon conversion of 14,747 shares of Series B Convertible Preferred Stock (the “Series B Preferred”) and 7,260 shares of common stock beneficially owned by Teton Advisors, Inc. issuable upon conversion of 363 shares of Series B Preferred. The Series B Preferred is convertible into common stock at any time.

(2)    Based on a Schedule 13D filed November 13, 2015. Mr. Shi, a director of the Corporation, is a director of Transtech.

(3)    The amount includes 5,670,103 shares of common stock issuable upon the exercise of a warrant issued to Unilumin on November 2, 2018 as part of the Unilumin Investment.

(4)    The amount includes 190,244 shares of common stock owned by Carlisle, Elser & Co. and Advicorp plc, of which Mr. Elser exercises voting and dispositive power as investment manager.

(5)    Messrs. Liu and Fazio disclaim any interest in the shares held by Unilumin North America Inc. and as set forth in footnote 3 above.

(6)    The amount includes 5,040 shares of common stock issuable upon conversion of 252 shares of Series B Preferred.

(7)    The amount includes 5,000 shares of common stock issuable upon conversion of 250 shares of Series B Preferred.

(8)     Based on a Schedule 13D filed November 13, 2015. The amount includes 333,333 shares of common stock owned by Transtech. Mr. Shi is a director of Transtech.

(9)     Mr. Zizza disclaims any interest in the shares set forth in footnote 1 above.

(10)   The amount includes 15,080 shares of common stock, as set forth in footnotes above, which members of the group have the right to acquire upon conversion of Series B Preferred or exercise of vested warrants.

Upon the consummation of this offering, assuming that all of the rights offered hereby are exercised for 2,500,000 shares of our common stock, all of our outstanding warrants are exercised and all Series B Preferred is converted for common stock, then Unilumin North America Inc. will own 51.0% of our common stock. In addition, Gabelli Funds, LLC and its affiliated entities will own a significant percentage of our common stock.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. You are strongly encouraged to read our Certificate of Incorporation and other documents and agreements, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part and available from us, at no cost, upon request.

Capital Stock

We are authorized to issue 30,000,000 shares of common stock having a par value of $0.001 per share, of which 3,652,813 are issued and 3,624,973 are outstanding, and 2,500,000 shares of preferred stock, par value $0.001 per share, of which 416,500 shares are designated as “Series A Convertible Preferred Stock” (none of which were issued and outstanding as of January 29, 2019 ), and 51,000 shares are designated as “Series B Convertible Preferred Stock,” of which 16,512 were issued and outstanding as of January 29, 2019. As described herein, we completed the process of amending our Amended and Restated Certificate of Incorporation to increase our authorized capital stock from 10,000,000 to 30,000,000 shares of common stock and from 500,000 to 2,500,000 shares of preferred stock.

Common Stock

Voting

The shares of common stock are entitled to one vote per share on all matters submitted to stockholders. Holders of common stock do not have preemptive rights or cumulative voting rights.

Dividends and Other Distributions

Dividends on the common stock will be paid if and when declared. Dividends may be paid in cash, in property or in shares of common stock, unless otherwise provided by applicable law. The Company does not currently pay cash dividends and payment of such dividends is not contemplated in the foreseeable future.

Other Distributions

The holders of common stock are entitled to receive the same consideration per share in the event of any liquidation, dissolution or winding-up of the Company.

Mergers and Acquisitions

The holders of common stock are entitled to receive the same per share consideration, if any, received in a merger or consolidation of the Company (whether or not the Company is the surviving corporation).

Series A Convertible Preferred Stock

We have designated 416,500 shares of preferred stock as “Series A Convertible Preferred Stock” (“Series A Preferred”), which has a par value of $1.00 per share and a stated value of $20.00 per share, and such other material terms summarized below. The complete terms of the Series A Preferred are contained in our Certificate of Incorporation, which is incorporated herein by reference. No shares of Series A Preferred were issued and outstanding as of January 29, 2019, and we no longer have the ability to issue Series A Preferred.

Series B Convertible Preferred Stock

We have designated 51,000 shares of preferred stock as “Series B Convertible Preferred Stock” (which we refer to herein as the Series B Preferred) with the material terms summarized below. The complete terms are contained in the Certificate of Designations of the Series B Preferred, which is filed as an exhibit to our Current Report filed on Form 8-K dated October 14, 2015. 16,512 shares of Series B Preferred were issued and outstanding as of January 29, 2019 .

Ranking

With respect to the payment of dividends and distribution of amounts of our net assets upon a dissolution, liquidation or winding up of Trans-Lux, the Series B Preferred ranks senior to our common stock and any other class or series of our stock over which the Series B Preferred has preference or priority in the payment of dividends or in the distribution of assets on liquidation, as the case may be, to which we refer as “Junior Stock,” equally with any other class or series of our stock that ranks on a par with the Series B Preferred in the payment of dividends or in the distribution of assets on liquidation, as the case may be, to which we refer as “Parity Stock,” and junior, in all matters expressly provided, to any class or series of preferred stock specifically ranking by its terms senior to the Series B Preferred in the payment of dividends or in the distribution of assets on liquidation, as the case may be, to which we refer as “Senior Stock.” We currently do not have any Senior Stock or Parity Stock. Among other things, no dividends or other distributions may be made in respect of shares of Junior Stock, other than dividends payable solely in common stock with respect to which an adjustment to the Series B Preferred conversion price is made (as described below), unless and until all accrued and unpaid dividends on the Series B Preferred (including any semi-annual dividend for the then-current period, as described below) have been paid or provided for and an equivalent dividend has been paid in respect of each share of Series B Preferred on an as converted to common stock basis.

Dividends

Subject to the prior payment in full of any dividends to which any Senior Stock is entitled by its terms, the holders of the Series B Preferred will be entitled to receive, out of funds legally available therefor, semi-annual dividends payable, at the Company’s election, in cash, shares of common stock, or a combination thereof. Such dividends are cumulative and non-compounding and accrue on a daily basis from the date of issuance of the Series B Preferred at an annual rate equal to 6.0% of the Stated Value per share of $200.00 (subject to adjustment). If we elect to pay this dividend in shares of common stock, such shares will be valued at an amount equal to the volume-weighted 30-day average trading price of the common stock on its principal trading market.

Liquidation Preference

Upon any liquidation, dissolution or winding up (a “Liquidation”), after the satisfaction in full of the debts of the Company and the payment of any priority liquidation preference owed to the holders of shares of Senior Stock, the holders of Series B Preferred are entitled to receive out of the assets of the Company an amount equal to the dividends accrued and unpaid thereon, whether or not declared, without interest, plus a sum in cash or property at its fair market value as determined by our Board equal to the greater of (a) the Stated Value per share and (b) such amount per share as would have been payable had all shares of Series B Preferred been converted into common stock immediately before the Liquidation, before any payment may be made or assets distributed to the holders of Junior Stock. For this purpose a “Liquidation” does not include any consolidation of the Company with, or merger of the Company into, any other entity, any merger of another entity into the Company, any sale or transfer of assets of the Company or any exchange of securities of the Company.

Voting

Except as otherwise expressly required by law, holders of shares of Series B Preferred are entitled to vote, together with the holders of our common stock and not as a separate class, on all matters submitted to holders of our common stock. Holders of shares of Series B Preferred are entitled to 100 votes for each share of Series B Preferred owned at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

Conversion

Optional Conversion by Holder. Each share of Series B Preferred is convertible at the election of the holder into shares of our common stock by dividing the Stated Value per share by a conversion price of $10.00. Currently, the Series B Preferred is convertible into 1,651,200 shares of common stock. We have received stockholder approval by written consent to an amendment of the Certificate of Designations to lower the conversion price of the Series B Preferred from $10.00 to $2.00, and this amendment became effective following the distribution of an information statement to the non-consenting stockholders in accordance with Schedule 14C of the Exchange Act. Once this amendment was implemented, the number of shares issuable upon conversion of the Series B Preferred increased from 330,240 to 1,651,200 shares.

Mandatory Conversion by Trans-Lux. At any time after the third anniversary of the initial issue date of the Series B Preferred, the Company will have the right, in its sole discretion, to cause all (but not less than all) outstanding shares of Series B Preferred to be automatically converted into shares of common stock.

Conversion Price Adjustment. The conversion price and, therefore, the conversion rate, will be adjusted to reflect any dividend or distribution in shares of common stock made on any other class or series of the Company’s capital stock (other than on shares of Series B Preferred) or any subdivision, combination or reclassification of the outstanding shares of common stock (including through a merger of the Company with another entity) so that each holder of shares of Series B Preferred thereafter surrendered for conversion will be entitled to receive the number of shares of common stock that such holder would have owned or have been entitled to receive immediately after such action had such shares of Series B Preferred been converted immediately before such action.

Warrants

BFI Warrants

On April 23, 2015, in connection with our entry into a credit agreement with BFI Capital Fund II, LLC (“BFI”), we issued to BFI a warrant to purchase 10,000 shares of common stock at an exercise price of $12.00 per share. This warrant expires on April 23, 2020.

SM Investors Warrants

In connection with a Subordinated Secured Promissory Note with SM Investors, L.P. (“SMI”), we issued SMI a three-year warrant to purchase 82,500 shares of our common stock at an exercise price of $0.01 per share. This warrant expires on June 11, 2021.

In connection with a Subordinated Secured Promissory Note with SM Investors II, L.P. (“SMII”), we issued SMII a three-year warrant to purchase 167,500 shares of our common stock at an exercise price of $0.01 per share. This warrant expires on June 11, 2021.

Unilumin Warrants

On November 2, 2018, in connection with the Unilumin Investment, we issued to Unilumin a warrant to purchase 5,670,103 shares of the Company’s common stock at an exercise price of $0.97 per share. The exercise price of the Unilumin Warrant is automatically adjusted to $0.75 per share if we are unable to complete a financing of at least $2,500,000 through a rights offering by June 1, 2019. The Unilumin Warrant is exercisable until November 2, 2020, provided that it is mandatorily exercisable upon completion of the Rights Offering if in excess of 90% of our company’s issued and outstanding Series B Preferred converts into common stock. If all or a significant portion of the Unilumin Warrant is exercised, Unilumin would own in excess of fifty percent of our outstanding common stock on a fully diluted basis, even if the Rights Offering is completed.

Anti-Takeover Effects of Our Certificate of Incorporation

Our Certificate of Incorporation contains certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock, thus making it less likely that a stockholder will receive a premium on any sale of shares. Our Board is divided into three classes, each of which serves for a staggered three-year term, making it more difficult for a third party to gain control of our Board. Our Certificate of Incorporation also contains a provision that requires a four-fifths vote on any merger, consolidation or sale of assets with or to an “Interested Person” or “Acquiring Person.”

Additionally, we are authorized to issue 500,000 shares of preferred stock, par value $0.001 per share, of which 416,500 shares are designated as “Series A Convertible Preferred Stock” (none of which were issued and outstanding as of January 29, 2019 ), and 51,000 shares are designated as “Series B Convertible Preferred Stock,” of which 16,512 were issued and outstanding as of January 29, 2019. The preferred stock may contain such rights, preferences, privileges and restrictions as may be fixed by our Board, which may adversely affect the voting power or other rights of the holders of common stock or delay, defer or prevent a change in control of the Company, or discourage bids for the common stock at a premium over its market price or otherwise adversely affect the market price of the common stock.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock and for the Series B Preferred is Continental Stock Transfer & Trust Company.

OTC Pink

Our common stock trades on OTC Pink under the symbol “TNLX.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section describes the expected material U.S. federal income tax consequences, as of the date of this prospectus, to U.S. holders (as defined below) of our common stock of the receipt, sale and exercise (or expiration) of the subscription rights acquired through the rights offering and the receipt, ownership and sale of the shares of common stock received upon exercise of the basic subscription right or, if applicable, the over-subscription right.

This summary does not provide a complete analysis of all potential tax considerations. It applies to you only if you are a U.S. holder, acquire your subscription rights by distribution from Trans-Lux in the rights offering and hold your subscription rights or shares of common stock issued to you upon exercise of the basic subscription right or, if applicable, the over-subscription right as capital assets within the meaning of section 1221 of the Code. This section does not apply to you if you are not a U.S. holder or if you are a member of a special class of holders subject to special rules, including, without limitation, financial institutions, regulated investment companies, real estate investment trusts, holders who are dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, persons liable for alternative minimum tax, holders who hold such stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, holders whose functional currency is not the U.S. dollar, or holders who received our common stock on which the subscription rights are distributed in satisfaction of our indebtedness or as compensation. Additionally, this discussion does not address U.S. holders who beneficially own our shares through either a “foreign financial institution” (as such term is defined in Section 1471(d) (4) of the Code) or certain other non-U.S. entities specified in Section 1472 of the Code.

This section is based upon the Code, the Treasury regulations promulgated thereunder, legislative history, judicial authority and published rulings, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the IRS, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion that follows neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this prospectus, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the position was litigated. We have not sought, and will not seek, a ruling from the IRS regarding the rights offering or the related issuance of the common stock. This summary does not deal with any U.S. federal non-income, state, local or foreign tax consequences, estate or gift tax consequences, or alternative minimum tax consequences, nor does it address any tax considerations to persons other than U.S. holders.

You are a U.S. holder if you are a beneficial owner of subscription rights or common stock and you are:

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An individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under section 7701(b) of the Code,

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A corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United Sates, any state thereof or the District of Columbia,

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An estate whose income is subject to U.S. federal income tax regardless of its source, or

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A trust (a) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives a distribution of subscription rights or holds the common stock received upon exercise of the subscription rights or, if applicable, the over-subscription right, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of receiving, selling or exercising the subscription rights and acquiring, holding or disposing of our shares of common stock.

EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT AND EXERCISE (OR EXPIRATION) OF SUBSCRIPTION RIGHTS AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF THE COMMON STOCK.

Receipt, Exercise and Expiration of the Subscription Rights; Tax Basis and Holding Period of Shares Received upon Exercise of the Subscription Rights

Receipt of the Distribution of Subscription Rights

The U.S. federal income tax consequences of the rights offering will depend on whether the rights offering is considered part of a “disproportionate distribution” within the meaning of Section 305 of the Code. Your receipt of the distribution of subscription rights in the rights offering should be treated as a nontaxable distribution with respect to your existing common stock for U.S. federal income tax purposes provided that the rights offering is not part of a “disproportionate distribution”. A “disproportionate distribution” is a distribution or a series of distributions, including deemed distributions, from a corporation that has the effect of the receipt of cash or other property by some stockholders and an increase in the proportionate interest of other stockholders in the corporation’s assets or earnings and profits. For purposes of the above, “stockholder” includes holders of rights to acquire stock (such as warrants and options) and holders of convertible securities. The distribution of rights will not result in the receipt by any stockholders of cash or property from the Company. Further, during the last 36 months, we have not made any distributions of cash or other property on our common stock, and we have not had any convertible debt outstanding. Nor do we currently intend to issue another class of stock (other than the common stock) or convertible debt or pay any dividends on our common stock. Accordingly, we believe and intend to take the position, and the following discussion assumes (unless explicitly stated otherwise), that the subscription rights issued in the rights offering are not part of a “disproportionate distribution” and, thus, we will not treat the distribution of the subscription rights to you as a dividend of our earnings and profits that is taxable to you for U.S. federal income tax purposes. However, the disproportionate distribution tax rules are complicated, the determination is highly dependent on the existence or non-existence of certain facts and the interpretation of such facts or absence thereof, and, as a result, their application is uncertain. Further, the determination of whether the distribution of the rights results in the receipt of a dividend depends, in part, on the presence of certain facts and the determination of whether such facts exist cannot be made until the close of our taxable year. Finally, it is possible that the IRS, which is not bound by our determination, could challenge our position. For a discussion of the U.S. federal income tax consequences to you if the rights offering were to be considered part of a disproportionate distribution, see “Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution” below.

EACH HOLDER OF SUBSCRIPTION RIGHTS SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE DISTRIBUTION, EXERCISE (OR EXPIRATION), OR DISPOSITION OF SUBSCRIPTION RIGHTS, INCLUDING WHETHER THE RIGHTS OFFERING WERE TAXABLE AS A “DISPROPORTIONATE DISTRIBUTION” WITHIN THE MEANING OF CODE SECTION 305.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights distributed to you is less than 15% of the fair market value of your common stock on the date you receive your subscription rights, your subscription rights will be allocated a zero tax basis for U.S. federal income tax purposes, unless you elect to allocate tax basis between your existing common stock and your subscription rights in proportion to their relative fair market values determined on the date you receive your subscription rights. If you choose to allocate tax basis between your existing common stock and your subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive your subscription rights. Such an election is irrevocable.

If the fair market value of the subscription rights distributed to you is 15% or more of the fair market value of your existing common stock on the date you receive your subscription rights, you must allocate your tax basis in your existing common stock between your existing common stock and your subscription rights in proportion to their relative fair market values determined on the date you receive your subscription rights.

The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of that fair market value. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Your holding period in the subscription rights will include your holding period in the shares of common stock with respect to which the subscription rights were distributed.

Exercise and Expiration of the Subscription Rights

You will not recognize any gain or loss upon the exercise of subscription rights distributed to you in the rights offering, and the tax basis of the shares of our common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the shares plus your tax basis, if any, in the subscription rights. The holding period for the shares of common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

If you allow subscription rights received in the rights offering to expire, you will not recognize any gain or loss upon that expiration. If you have tax basis in the subscription rights and you allow the subscription rights to expire, the tax basis of our common stock owned by you with respect to which such subscription rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

If you exercise a subscription right distributed to you in the rights offering after disposing of the share of our common stock with respect to which such subscription right is received, certain aspects of the tax treatment of the exercise of the subscription right are unclear, including (1) the allocation of tax basis between the common stock previously sold and the subscription right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the common stock previously sold, and (3) the impact of such allocation on the tax basis of common stock acquired through the exercise of the subscription right. If you exercise a subscription right distributed to you in the rights offering after disposing of the common stock with respect to which the subscription right is received, you should consult your tax advisor as to these uncertainties.

Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution

If the rights offering is part of a “disproportionate distribution” within the meaning of Section 305 of the Code, the distribution of subscription rights would be treated as a distribution with respect to your underlying common stock equal to the fair market value of the subscription rights you received and would be taxable to you as a dividend to the extent that such fair market value is allocable to our current or accumulated earnings and profits for the taxable year in which the subscription rights are distributed. We cannot determine, before the consummation of the rights offering, the extent to which we will have sufficient current and accumulated earnings and profits to cause any distribution to be treated as a dividend. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Subject to the discussion of the “unearned income Medicare contribution tax” set forth below (see below, “Additional Medicare Tax on Net Investment Income”), dividends received by noncorporate holders of our common stock are taxed at preferential rates provided that the holder meets applicable holding period and other requirements. Any such distribution in excess of our current and accumulated earnings and profits would be treated first as a tax-free return of your basis in our common stock and thereafter as gain from the sale or exchange of your common stock. Regardless of whether the distribution of subscription rights is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock, your tax basis in the subscription rights you receive will be their fair market value.

If the receipt of subscription rights is taxable to you as described in the previous paragraph and you allow subscription rights received in the rights offering to expire, you should recognize a capital loss equal to your tax basis in the expired subscription rights. Your ability to use any capital loss is subject to certain limitations. You will not recognize any gain or loss upon the exercise of the subscription rights, and the tax basis of the shares of common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the shares and your tax basis in the subscription rights. The holding period for the shares of common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

Ownership and Disposition of Common Stock

A sale, exchange, or other disposition of the common stock will result in gain or loss equal to the difference between the amount realized upon the disposition (not including any proceeds attributable to declared and unpaid dividends, which will be taxable as described above to you if you have not previously included such dividends in income) and your adjusted tax basis in the common stock. The gain or loss will be long-term capital gain or loss if you held the common stock more than one year at the time of sale, exchange, or other disposition. Under current law, long-term capital gains of individuals, estates, and trusts are subject to a reduced maximum tax rate of 20% plus the additional Medicare tax on net investment income described below under “— Additional Medicare Tax on Net Investment Income,” if applicable.

Additional Medicare Tax on Net Investment Income

An additional 3.8% tax is imposed on the net investment income of certain U.S. citizens and residents, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under Code Section 7701(b), and on the undistributed net investment income of certain estates and trusts. Among other items, net investment income generally includes gross income from dividends and net gain from the disposition of property, such as the subscription rights and the common stock, less certain deductions. You should consult your tax advisor with respect to this additional tax.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number (“TIN”), (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person. Backup withholding is not an additional tax. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. You may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. Certain persons are exempt from backup withholding, including corporations and financial institutions. For additional information regarding the backup withholding requirements with respect to any payments relating to common stock acquired through the exercise of subscription rights, see the instructions to IRS Form W-9 in the materials delivered to you with this prospectus. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Tax Consequences to the Company

As of December 31, 2017, we had NOLs of approximately $16.5 million for U.S. federal income tax purposes. Under the Code, an “ownership change” with respect to a corporation could limit the amount of pre-ownership change NOLs and certain other tax assets that the corporation may utilize after the ownership change to offset future taxable income, possibly reducing the amount of cash available to the corporation to satisfy its obligations. The transaction described under “Information About Trans-Lux – Recent Transaction”, could result in a shift in our beneficial ownership that could trigger an ownership change with respect to our stock. Moreover, an ownership change would occur if the aggregate stock ownership of beneficial owners of at least 5% of our stock increases by more than 50 percentage points over the preceding three-year period. Because not all stockholders may exercise their basic subscription rights in full, the purchase of shares of our common stock could result in a shift in this beneficial ownership that could trigger an ownership change with respect to our stock.

If there is an ownership change with respect to our stock, the amount of annual limitation on the utilization of our pre-ownership-change NOLs and certain other tax assets generally would be equal to the value of our stock immediately before the ownership change multiplied by the applicable adjusted federal long-term tax-exempt rate. We have not determined whether the rights offering would constitute an ownership change under the Code. If all stockholders do not exercise their basic subscription rights in full, the rights offering may result in limitations on our ability to utilize our NOLs going forward.

LEGAL MATTERS

The validity of the rights and the shares of common stock offered by this prospectus have been passed upon for us by Olshan Frome Wolosky LLP.

EXPERTS

The consolidated financial statements of Trans Lux Corporation as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017 appearing in our Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by Marcum LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report thereon, and incorporated herein by reference in reliance on such report given on the authority of such firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information. The information incorporated by reference is considered to be part of this prospectus. The following documents, which have been filed with the SEC pursuant to the Exchange Act, are incorporated by reference:

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our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 30, 2018, and our amendment to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2017, filed with the SEC on April 30, 2018;

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our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 filed with the SEC on May 15, 2018, August 14, 2018 and November 9, 2018, respectively; and

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our Current Reports on Form 8-K filed with the SEC on April 3, 2018, April 25, 2018, April 26, 2018, June 15, 2018, August 17, 2018, August 23, 2018, October 4, 2018, October 26, 2018, November 8, 2018 and November 26, 2018.

You may request copies of the documents incorporated by reference in this prospectus, at no cost, by writing or telephoning us at:

Trans-Lux Corporation
135 East 57th Street, 14th Floor

New York, NY 10022

(800) 243-5544
Attention: Investor Relations

AVAILABLE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. In addition, we make available, without charge, on the Investor Relations section of our website, www.Trans-Lux.com, electronic copies of our filings with the SEC, including copies of Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to these filings, if any. Except as otherwise specified herein, information on our website should not be considered a part of this prospectus, and we do not intend to incorporate into this prospectus any information contained on our website. We will also provide you with a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus or the registration statement of which it is a part upon written or oral request, and at no cost to you. If you would like to request any reports or documents from the Company, please contact our Investor Relations Department at Trans-Lux Corporation, 135 East 57th Street, 14th Floor, New York, NY 10022, and (800) 243-5544.

2,500,000 Subscription Rights to Purchase 2,500,000 Shares

of

TRANS-LUX CORPORATION

Common Stock

PROSPECTUS

Information Agent

509 Madison Avenue

Suite 1608

New York, NY 10022

Stockholders Call Toll Free: (800) 662-5200

Brokers call (203) 658-9400

E-mail: TNLX@morrowsodali.com